Exhibit 10.1

 AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RMX RESOURCES, LLC

(A Texas limited liability company)

Dated as of April 3, 2018

i

ii

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

 RMX RESOURCES, LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF RMX RESOURCES, LLC, dated as of April 3, 2018 (this “Agreement”), is entered into by and among (i) the Persons (as hereinafter defined) identified on Exhibit A, as Members (as hereinafter defined) of RMX Resources, LLC, a Texas limited liability company (the “Company”), (ii) Marshall Payne, Chris Cowan, Bayard Friedman, Jonathan Gregory and Johnny Jordan, each individually, as the Managers (as hereinafter defined) constituting the members of the Board (as hereinafter defined) of the Company, and (iii) the Company.
W I T N E S S E T H:
WHEREAS, the Company has been formed as a limited liability company under the laws of the State of Texas;
WHEREAS, the CIC RMX LP (as the initial member of the Company) and the initial managers of the Company previously entered into a Limited Liability Agreement dated March 27, 2018 (the “Original Agreement”);
WHEREAS, the parties hereto desire to enter into this Agreement in order to amend and restate in its entirety the Original Agreement and to evidence the admission of each of the Members to the Company and to set forth their agreement with regard to, among other things, (i) the regulation and management of the business and affairs of the Company, (ii) the making of Capital Contributions by the Members to the Company, (iii) the distribution of funds and other assets and the allocation of 704(b) Net Income and 704(b) Net Loss by the Company to or among the Members and (iv) the Transfer of Units in the Company; and
WHEREAS, capitalized terms used herein without definition shall have the respective meanings assigned to such terms in Article XI;
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
GENERAL
SECTION 1.1.          Formation and Organization. The Company has been formed as a limited liability company under the TBOC as a result of the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) in the office of the Secretary of State of the State of Texas. The execution of the Certificate of Formation by the organizer set forth therein is hereby ratified and confirmed by each of the Members. Upon the execution and delivery of this

Agreement, the rights, duties and obligations of the Members in connection with the regulation and management of the Company and the other matters provided for herein shall be as set forth in this Agreement and, except as otherwise expressly provided herein, the TBOC.
SECTION 1.2.          Name. The name of the Company shall be “RMX Resources, LLC”. The business of the Company shall be conducted under the name “RMX Resources, LLC” or such other name or names as the Board may determine from time to time.
SECTION 1.3.          Principal Office. The principal office of the Company shall be located at 459 West Road, La Habra Heights, California, or such other place as the Board shall determine from time to time. The Board shall promptly notify the Members of any change in the location of the principal office of the Company.
SECTION 1.4.          Registered Office and Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Texas shall be Capitol Corporate Services, Inc., 206 East 9th Street, Suite 1300, Austin, Texas 78701. The registered office and registered agent of the Company may be changed from time to time by the Board in the manner provided in the TBOC. The Board shall promptly notify the Members in writing of any change in the registered office or registered agent of the Company. The Company shall maintain at its registered office such records as may be specified by the TBOC.
SECTION 1.5.          Term. The existence of the Company commenced as of the date upon which the Certificate of Formation was filed in the office of the Secretary of State of the State of Texas, and the Company shall continue in existence until its affairs have been wound up and it has been terminated in accordance with the provisions of Article VII.
SECTION 1.6.          Purposes. The purposes of the Company are as follows:
(a)          to engage in the acquisition, management and development of producing and non-producing oil and gas leasehold interests and other assets, including the Initial Assets, and in the exploration, drilling, development and production of or for oil and natural gas on or in connection therewith;
(b)          to enter into any partnership, joint venture, joint operating or other similar arrangements to engage in the foregoing business;
(c)          to engage in all other necessary and appropriate activities incidental to the foregoing business as may be permitted a limited liability company by the TBOC; and
(d)          to engage in such other activities as may lawfully be conducted by a limited liability company under the TBOC.
SECTION 1.7.          Powers. The Company shall have all such powers as are necessary or appropriate to carry out the purposes of the Company, including the power:
(a)          to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the TBOC in any state, territory, district or possession of the United States;

(b)          to acquire (by purchase, lease, contribution of property or otherwise), own, hold, operate, maintain, improve, lease, sell, convey, mortgage, transfer or dispose of any working interests or other interests in oil and gas properties or other real or personal property or rights or entitlements that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
(c)          to enter into the Transaction Agreements and perform and carry out its obligations thereunder and exercise any rights available to it under or in connection with the same;
(d)          to enter into, perform and carry out any contracts, agreements, documents, instruments and leases necessary, convenient or incidental to the accomplishment of the purposes of the Company and to extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any such contracts, agreements, documents, instruments or leases;
(e)          to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of any Entities;
(f)          to borrow money and issue evidences of Indebtedness, and to secure the same by a mortgage, pledge or other lien on the real and personal property of the Company;
(g)          to lend money for any proper purpose, to invest and reinvest the funds of the Company, and to take and hold real or personal property or other collateral to secure the payment of funds so loaned or invested;
(h)          to sue and be sued, complain and defend, and participate in Proceedings, and to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other Claims of or against the Company;
(i)          to appoint employees and agents of the Company, and define their duties and fix their compensation;
(j)          to indemnify any Person in accordance with and subject to the terms and provisions of this Agreement and applicable Law and to obtain any and all types of insurance; and
(k)          to take all such other actions and to make, execute, acknowledge and file any and all contracts, agreements, documents, instruments or leases related to the exercise of any of the foregoing powers or otherwise necessary, convenient or incidental to the accomplishment of the purposes of the Company.
SECTION 1.8.          Qualification in Other Jurisdictions. The Board shall cause the Company to be qualified, formed, registered or recognized under foreign qualification or registration statutes, assumed or fictitious name statutes or similar Laws in any jurisdiction other than the State of Texas in which the Company transacts business and in which such qualification, formation, registration or recognition is necessary or appropriate. The Board and any authorized officer of the Company shall have the authority to execute, deliver and file such certificates and other instruments (and any amendments or restatements thereof) as are necessary for the Company to be qualified, formed, registered or recognized under any such foreign qualification or registration statutes, assumed or fictitious name statutes or similar Laws in any such jurisdiction other than the State of Texas in which the Company transacts business and in which such qualification, formation, registration or recognition is necessary or appropriate.
ARTICLE II
 MANAGEMENT
SECTION 2.1.          General.
(a)          Except where the approval of the Members is expressly required pursuant to this Agreement or under the provisions of applicable Law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Board and (ii) all decisions regarding any matter set forth herein or otherwise relating to the business of the Company shall be made by the Approval of the Board, unless otherwise specified herein.
(b)          In addition, the Company may have officers, who shall be elected by the Board from time to time. Subject to the supervision of the Board, the officers of the Company shall have such authority and perform such duties as are provided in or pursuant to this Agreement (including any responsibilities of the Board that are delegated to the officers of the Company pursuant to Section 2.5).
(c)          Except as expressly provided herein, the Members in their capacity as such, shall not have any right, power or authority to take part in the management, operation or control of the business and affairs of the Company. No Member or other Person (other than the Board or officers of the Company in their capacities as such, and in accordance with the terms, conditions, restrictions and limitations of this Agreement) shall be an agent of the Company or be authorized to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. No individual Manager, without the Approval of the Board, shall have the power to act on behalf of or bind the Company, it being understood that the Managers shall act through Approval of the Board, except as expressly provided otherwise herein. Except as expressly required pursuant to this Agreement or the TBOC, the vote, approval or consent of the Members shall not be required in order to authorize any actions by or on behalf of the Company.
SECTION 2.2.          Appointment of Initial Managers.
(a)          The Certificate of Formation designated Chris Cowan and Bayard Friedman as the initial managers. Upon execution of this Agreement, the Managers shall be Marshall Payne, Chris Cowan, Bayard Friedman, Jonathan Gregory and Johnny Jordan.
(b)          The Managers shall constitute the members of the Board, as provided in Section 2.6.

SECTION 2.3.          Responsibilities of the Managers.
(a)          The Managers shall devote, and shall cause the Company’s employees and contractors to devote, sufficient business time and effort to the business and affairs of the Company to properly manage the business and affairs of the Company and to enable the Managers to properly discharge their duties and responsibilities as set forth in this Agreement.
(b)          Subject to the approval requirements set forth in Section 2.4, the Board shall manage, conduct and supervise all business, operations and other activities of the Company, and without limiting the generality of the foregoing, its responsibilities shall include each of the following:
(i) causing the Company to acquire producing and non-producing oil and gas leasehold interests and other assets, including the Initial Assets, and any other oil and gas lease options or other interests in oil and gas properties and seismic data and other rights and entitlements to be used in the exploration for and development of oil and natural gas reserves;
(ii) managing the Initial Assets and any other properties and assets acquired by the Company (including, if applicable, acting as operator of record for the Initial Assets and any other properties and assets acquired, directly or indirectly, by the Company, including for any wells or other drilling units as to which the Company conducts oil and gas exploration and development operations and performing or causing to be performed all functions related to accounts payable, accounts receivable, other accounting functions, record keeping, contract administration, land management, marketing, hiring of personnel and other necessary functions);
(iii) reviewing and preparing Annual Budgets (collectively, “Budgets”) for the Company in accordance with the provisions of Section 10.3(c);
(iv) preparing and providing to the Members annual and monthly financial statements in accordance with Section 10.3(a) and Section 10.3(b);
(v) obtaining and providing to the Members certain tax information in accordance with Section 9.2;
(vi) obtaining and providing to the Members annual independent reserve reports in accordance with Section 10.3(d);
(vii) preparing and providing to the Members monthly activity reports in accordance with Section 10.3(e);
(viii) evaluating, structuring and entering into credit facilities and other financing arrangements appropriate to the business of and on behalf of the Company;
(ix) evaluating, structuring and entering into commodity or price hedging arrangements appropriate to the business of and on behalf of the Company; and

(x) fulfilling all other obligations imposed on the Board under the terms of this Agreement.
(c)          Each Manager shall observe and comply with (i) all limitations and restrictions imposed on it pursuant to Section 2.4(b) and (ii) any instructions, guidelines or directions from the Board consistent with the terms of this Agreement and the requirements of applicable Law that relate to the management, activities, operations, investments or assets of the Company.
(d)          The Board shall also cause to be filed such certificates or filings as may be required for the continuation and operation of the Company as a limited liability company under the Laws of the State of Texas and any other state or jurisdiction in which the Company elects to do business. The Board shall file or cause to be filed any necessary amendments to the Certificate of Formation and shall otherwise use its best efforts to do all things (including the filing of certificates, the appointment of registered agents of the Company and maintenance of registered offices of the Company) requisite to the maintenance of the Company as a limited liability company under the Laws of the State of Texas and the preservation of the limited liability of the Members to the fullest extent provided by Law. Where applicable Law so permits, the Company may omit from certificates filed with Governmental Authorities all information not required by Law, including the names and addresses of Members as well as information relating to Capital Contributions or the economic interests of the Members in the Company.
(e)          The Board shall cause the Company to maintain (or cause the Company to be an additional insured under any such coverages maintained by an operator of the Company’s oil and gas properties) insurance coverages that are usual and customary in the oil and gas industry and consistent with the prudent management of the Company and the requirements of any contract to which the Company is a party. Such coverages may include, but shall not be limited to, the following: Commercial General Liability Insurance, Excess/Umbrella Liability Insurance, Operator’s Extra Expense Insurance, Control of Well Insurance, “All Risk” Property Insurance, Directors’ and Officers’ Liability Insurance, “Key Man” life insurance coverage for any Manager who is an individual, and other insurance coverages as may be necessary and appropriate to the prudent management of the Company. Without limiting the generality of the foregoing, within 30 days of the effective date of this Agreement the Company shall have obtained a “key man” life insurance policy on the life of Jonathan Gregory in the amount of $5,000,000 on terms and from a carrier reasonably satisfactory to the Board, which coverage may extend beyond employment.
(f)          Except as Approved by the Board, no Manager shall delegate such Manager’s principal decision-making responsibilities set forth in this Agreement. Subject to the immediately preceding sentence, the Board may outsource any of the general and administrative services required to be performed by it hereunder which it does not intend to perform internally.
SECTION 2.4.          Certain Limitations.
(a)          Approval of Members. The Members shall act in all matters by the vote of the holders of a majority of the Voting Units, except as otherwise specifically required in this Agreement.  Any action or transaction that requires a vote or approval on the part of the Members under the applicable provisions of the TBOC shall require the approval of the

Members holding a majority of the Voting Units unless the TBOC shall specifically require a different vote.
(b)          Approval of Board. Notwithstanding anything to the contrary contained in this Article II (except as provided in the last sentence of Section 2.5(b)), the Company shall not take any of the following actions without the Approval of the Board, which approval may be obtained in any manner permitted pursuant to Section 2.6:
(i) approve any Annual Budget, or approve or authorize any material deviation from the applicable Annual Budget approved pursuant to this Agreement, or make any operating expenditure in excess of $100,000.00 that is not provided for in such Annual Budget (except to the extent that such expenditure is of the type and the amount thereof is within the limitations described and specified in subparagraph (ii) below);
(ii) unless specifically provided for in the applicable Annual Budget, cause or obligate the Company to incur or make any capital expenditures, except capital expenditures of less than $100,000.00 necessary to prevent the forfeiture of a material asset of the Company, including the payments of shut-in royalty, payments for lease extensions, or expenditures necessary to restore production in paying quantities;
(iii) request any Capital Contributions from the Members;
(iv) except as provided in Section 6.2, cause the Company to sell, transfer, farm out or otherwise dispose of any property or assets in a single transaction or a series of related transactions if such property or assets have a book value greater than 1% of the total book value of the assets of the Company as set forth in the most recent audited financial statements of the Company immediately prior to such transaction or series of related transactions;
(v) enter into any transaction, contract, agreement, document, instrument or arrangement pursuant to which the Company undertakes or becomes subject to any obligation under any hedge contracts, derivatives, forwards, swaps, futures or similar contracts, instruments or arrangements;
(vi) make any Distributions or other payments to the Members or redeem or repurchase any Units;
(vii) authorize or effect (A) any consolidation of the Company with another Entity or any merger of the Company with or into another Entity, (B) the issuance of any additional Units or other equity securities of the Company (which shall also require the Approval of the Class B Members), (C) authorize or make any change (whether by conversion, recapitalization or otherwise) in the legal form of the Company from a limited liability company formed under the TBOC to any other type of Entity or (D) any other recapitalization or reorganization of the Company;
(viii) borrow any money or otherwise incur, guarantee or otherwise become liable for any Indebtedness;

(ix) select, engage or dismiss the Company’s independent certified public accountants, which accountants shall initially be Moss Adams LLP;
(x) select, engage or dismiss the Company’s engineering firm that is to prepare reserve reports to be delivered to the Members, which engineering firm shall initially be Haas Petroleum Engineering Services, Inc.;
(xi) authorize or permit the Company, directly or through subsidiaries or Affiliates, to conduct any business other than the business described in Section 1.6(a) through Section 1.6(c);
(xii) authorize or permit the Company to form any subsidiary;
(xiii) authorize any payment to the Managers or their Affiliates, unless such payment is required or expressly permitted under the terms of this Agreement;
(xiv) voluntarily file a petition in bankruptcy for the Company, make an assignment for the benefit of creditors of the Company, file a petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief with respect to the Company under any Law or take any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Company or any substantial part of the properties and assets of the Company; or
(xv) cause the Company to adjust, settle or compromise any lien, debt, suit or judgment.
(c)          Subsidiary Constituent Documents.  In the event that any Entity shall become a subsidiary of the Company then, unless the Class B Designees shall otherwise unanimously consent in writing, the Company shall cause such Entity to include within its bylaws, company agreement, agreement of limited partnership or other governing document, a provision acceptable to the Class B Designees to the following effect (together with such other conforming changes as  the Class B Designees shall determine necessary to assure that such subsidiary’s business is conducted in a manner consistent with this Agreement):
Limitations on Governing Persons’ Authority.  The [Company] is a [direct or indirect] [wholly owned] subsidiary of RMX Resources, LLC.  The conduct of the business of [Company], including that of its subsidiaries, is subject to the provisions of the Company Agreement of RMX Resources, LLC, including but not limited to Article II thereof.  Notwithstanding any provision of this Agreement to the contrary, no [Manager] shall authorize or take or permit to be taken, directly or indirectly through any subsidiary, joint venture or other entity or arrangement, any action by the [Company] that could not be taken by RMX Resources, LLC under the circumstances, either because the Company Agreement of RMX Resources, LLC precludes such an action or because the appropriate approval thereof required under the Company Agreement of RMX Resources, LLC has not been obtained.  The [Managers] shall cause the business and affairs of the [Company] to be conducted in cooperation with the governing persons of RMX Resources, LLC with expectation that the provisions of the Company Agreement of RMX Resources, LLC shall be given full force and effect and shall not be frustrated by the acts of the [Managers], the [Company] or its Affiliates or any agent of the [Company].
SECTION 2.5.          Officers.
(a)          Qualifications. Each officer of the Company shall be a natural person. An officer need not be a resident of the State of Texas, a Member or a Manager of the Company. An officer need not be an employee of the Company.
(b)          Authority. Subject to the provisions of this Article II, all officers of the Company shall have such powers and authority, subject to the direction and control of the Board, and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Agreement, or as may be determined from time to time by resolution of the Board. Notwithstanding anything to the contrary contained herein, (i) the Company is authorized to (A) enter into the Transaction Agreements, (B) perform and carry out its obligations under the Transaction Agreements and (C) exercise any rights available to it under or in connection with the Transaction Agreements, and (ii) the President or any Vice President of the Company is hereby authorized, empowered and directed to (A) execute and deliver the Transaction Agreements for and on behalf and in the name of the Company, with such changes in the terms and provisions thereof as he shall, in his sole discretion, deem necessary or desirable and in the best interest of the Company, (B) perform all acts and do all things which he may deem necessary or desirable to consummate the transactions contemplated by the Transaction Agreements, with such modifications or amendments as he shall, in his sole discretion, deem necessary or desirable and in the best interest of the Company and (C) execute and deliver all other documents, instruments and agreements, waive any or all conditions, and do all things necessary or helpful to carry out the purposes of the Transaction Agreements and the transactions contemplated therein.
(c)          Designation and Election. The Board shall have the authority to elect a President, Chief Executive Officer, Secretary and such other officers, including Vice Presidents and assistant officers, as it may from time to time determine. Any two or more offices may be held by the same person. The initial officers of the Company upon execution of this Agreement shall be:
Title	Name
President and Chief Executive Officer	Jonathan Gregory

(d)          Vacancies. Any vacancy occurring in an office may be filled by the Approval of the Board.
(e)          Removal. Any officer of the Company may be removed by the Board whenever, in the Board’s judgment, the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Election as an officer of the Company shall not of itself create any contract rights.

(f)          President. The President shall be the Chief Executive Officer of the Company, and, under the direction and subject to the control of the Board, the President in general shall supervise and control all of the business and affairs of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President may execute any deeds, mortgages, bonds, contracts or other instruments that the Board has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to another officer of the Company by the Board or this Agreement, or where the execution and delivery thereof shall be required by Law to be executed and delivered by another Person. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Board.
(g)          Vice Presidents. Each Vice President elected by the Board, if there be any, shall report to the President. Each Vice President may perform the usual and customary duties that pertain to such office (but not unusual or extraordinary duties or the duties conferred by the Board upon the President) and, under the direction and subject to the control of the Board and the President, such other duties as may be assigned to him or her from time to time by the Board or the President.
(h)          Secretary. The Secretary, if there be one, shall attend all meetings of the Members and the Board and record correctly the proceedings of such meetings and record all votes in a book suitable for such purposes. The Secretary shall give, or cause to be given, notice of all meetings of the Members and the Board. It shall also be the duty of the Secretary to keep a register in which all transactions pertaining to Units and other equity securities of the Company shall be correctly recorded. The Secretary shall also attest with his or her signature all deeds, conveyances or other instruments requiring the seal of the Company. The Secretary shall have full power and authority on behalf of the Company to execute any consents of shareholders, partners or members and to attend, and to act and to vote in person or by proxy at, any meetings of the shareholders, partners or members of any Entity in which the Company may own stock or other equity securities, and at any such meetings, the Secretary shall possess and may exercise any and all of the rights and powers incident to the ownership of such securities that, as the owner thereof, the Company might have possessed and exercised if present. The Secretary shall keep in safe custody any seal of the Company. The Secretary shall also perform, under the direction and subject to the control of the President, such other duties as may be assigned to him or her from time to time by the Board.
(i)          Treasurer. The Treasurer, if there be one, shall have the care and custody of all the funds and securities of the Company that may come into his or her hands as Treasurer. The Treasurer may endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and may deposit the same to the credit of the Company in such banks or depositories as the Board may designate from time to time, and the Treasurer may endorse all commercial documents requiring endorsements for or on behalf of the Company. The Treasurer may sign all receipts and vouchers for the payments made to the Company. The Treasurer shall render an account of his or her transactions to the Board or President as often as the Board or President shall require from time to time. The Treasurer shall enter regularly in the books to be kept by him or her for that purpose a full and adequate account of all monies received and paid by him or her on account of the Company. The Treasurer shall also perform, under the direction and subject to the control of the President, such other duties as may be assigned to him or her from time to time by the Board.
(j)          Delegation of Authority. In the case of the absence of any officer of the Company or for any other reason that the Board may deem sufficient, the Board may delegate some or all of the powers or duties of such officer to any other officer for whatever period of time the Board deems appropriate.
(k)          Compensation. The officers of the Company may with the Approval of the Board receive salaries or other compensation from the Company, as shall be provided for in the Annual Budget or any authorization of the Board.  Salaries of the officers shall be General and Administrative Expenses unless the Board shall otherwise Approve.
SECTION 2.6.          Board of Managers.
(a)          General. A board consisting solely of all of the Managers (the “Board”) is hereby established for the Company. The primary purpose of the Board shall be to exercise oversight authority over the business and affairs of the Company, including, but not limited to, by considering and approving or disapproving of the actions and other matters specified in Section 2.4(b) and Section 2.5. The Board shall be the governing authority under the TBOC and each Manager shall be a manager and governing person of the Company under the TBOC.
(b)          Qualifications. Each Manager shall be a natural person.  A Manager need not be a resident of the State of Texas or a Member of the Company.
(c)          Number. The initial number of Managers upon execution of this Agreement shall be six; provided, however, that the Board may have vacancies, and no such vacancies shall affect the authority or ability to act of the Board.  The initial Managers upon execution of this Agreement are set forth in Section 2.2(a).
(d)          Class B Designees. The Members holding a majority of the then outstanding Class B Units shall be entitled to designate, from time to time, up to four Managers (the “Class B Designees”). Initially upon execution of this Agreement, the following Persons shall be Class B Designees: Marshall Payne, Chris Cowan, and Bayard Friedman.  There shall initially, upon execution of this Agreement, be one vacancy among Class B Designees.  To the extent that there is more than one Class B Designee and an action is required of or permitted by them as such under this Agreement, such Class B Designees may act by majority vote among them.  The Class B Members need not fill a vacancy existing among the Class B Designees, and no such vacancy shall affect the authority or ability to act of the Board.
(e)          Class A Designees. The Members holding a majority of the then outstanding Class A Units shall be entitled to designate, from time to time, up to two Managers (the “Class A Designees”). The initial Class A Designees upon execution of this Agreement are Jonathan Gregory and Johnny Jordan.
(f)          Vacancies. If any Manager designated by the Members holding a majority of the then outstanding Class B Units or the Members holding a majority of the then outstanding Class

A Units (the “Designating Party”) pursuant to paragraph (d) or (e) above (each, a “Board Designee”) shall cease to serve as a Manager for any reason, the vacancy resulting thereby may be filled by another individual to be designated by the Designating Party that designated the Manager creating the vacancy.
(g)          Removal.  Any Board Designee may be removed from office at any time, with or without cause, if the Designating Party that designated such Board Designee delivers to the Board a written notice requesting the removal of such Board Designee.  If a Designating Party is no longer entitled to appoint a Board Designee pursuant to paragraph (d) or (e) above, the members of the Board other than those appointed by such Designating Party shall be entitled to remove the Board Designee appointed by such Designating Party with or without cause.
(h)          Resignation. A Manager may resign from the Board at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
(i)          Place of Meetings. Meetings of the Board, regular or special, will be held at such places, either within or without the State of Texas, as may be specified by the person calling the meeting. In the absence of specific designation, meetings of the Board shall be held at the principal office of the Company.
(j)          Regular Meetings. The Board shall meet on a quarterly basis at such times as shall be designated by the Board. Regular meetings may also be held at such other times as shall be designated by the Board. Notice of any such meetings shall be in writing and shall be given to each member of the Board at least five calendar days prior to the date of such meeting.
(k)          Special Meetings. Special meetings of the Board shall be held at any time upon the call of any Manager. If a Manager desires to take or authorize any action on behalf of the Company that requires the Approval of the Board, such Manager shall request that the Board take action with respect thereto by so notifying the Board and describing in such notification (i) the nature of the transaction and (ii) the proposed course of action recommended by such Manager. Such Manager shall deliver the notification referred to above, together with any available information that is reasonably necessary to enable the Board to consider the advisability of the proposed course of action, to the Board within a reasonable period of time prior to the date by which action is to be taken as specified therein. Notice of any such special meeting shall be in writing and shall be given to each Manager at least two calendar days prior to the date of the meeting.
(l)          Attendance at and Notice of Meetings. Attendance at a meeting of the Board shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(m)          Quorum of and Action by Board. Except as otherwise required by this Agreement, the presence in person or by proxy of a majority of the Managers shall be required in order to constitute a quorum for the transaction of business at any meeting of the Board. Each Manager shall have one vote on each matter brought before the Board for consideration. Except as otherwise required by this Agreement, any matter presented to the Board for its consideration shall be deemed to have been approved and consented to by the Board if such matter receives the affirmative vote specified in the definition of the term Approval of the Board at any meeting at which a quorum is present. Any Manager who is unable to participate in a meeting may designate a proxy to act in his place for purposes of such meeting; provided, however, that such proxy shall be a representative of or other person having an employment or other fiduciary relationship with the Designating Party. The Class B Designee or Designees attending a meeting, or their respective proxies, shall be entitled collectively to cast all the votes of Class B Designees who do not attend the meeting, without the necessity of receiving a proxy for such purposes.
(n)          Unanimous Written Consent. Any action required or permitted to be taken at any regular or special meeting of the Board may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Managers.
(o)          Telephonic Meetings. The Board may hold meetings by means of conference telephone or similar communications equipment by means of which all Managers participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.
(p)          Minutes. All decisions and resolutions of the Board shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in the case of a consent executed in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board shall be kept at the principal office of the Company.
(q)          Additional Information. Upon request from time to time by any Manager, the President (or other officer) shall promptly provide to such Manager any and all documents and information requested by such Manager relating to the business, operations, prospects, properties, liabilities, financial condition or results of operations of the Company, including (i) the books and Records of the Company, (ii) any contracts or agreements to which the Company is a party and (iii) documents and information relating to or evidencing any Claim or liability to which the Company or its assets are subject.
(r)          Duties of Managers. To the fullest extent permitted by Law, the Managers will act only on behalf of and for the benefit of the Designating Party that designated them, whether acting in their capacity as Manager, officer or other employee or agent of the Company, and the Managers will not owe any duty, including any fiduciary or similar duty, or have any liability, to the Company or any other Members of the Company in connection with any action taken by them or any inaction in their capacities as Managers. Each Member hereby (i) irrevocably waives any and all duties and obligations of a manager or governing person owed to the Members pursuant to the TBOC or otherwise and (ii) irrevocably waives the right to assert any Claim waives the right to assert any Claim

against any Manager not designated by such Member arising from or based upon actions taken or omitted to be taken by such Manager, including a breach of any such duties or obligations, in his or her capacity as a Manager.
(s)          Compensation; Reimbursement of Expenses. Prior to the date the Company satisfies the EBITDAX Requirement, no Manager shall be compensated for his or her services as a Manager or as a member of the Board. From and after the date the Company satisfies the EBITDAX Requirement, each Manager who is not an employee or otherwise receiving compensation from the Company for services rendered to or on behalf of the Company, shall be entitled to receive a fee as compensation for services provided in his or her capacity as a Manager equal to $40,000 per annum, payable in Quarterly installments in the amount of $10,000 per Quarter.  Whether or not the Company has satisfied the EBITDAX Requirement, the Managers shall be entitled to prompt reimbursement by the Company of all reasonable out-of-pocket travel and related expenses incurred to attend meetings of the Board, upon submission of reasonable supporting documentation with respect to all expenses to be reimbursed.
SECTION 2.7.          Appointment of Operator of Record. The operator of record (the “Operator”) for the wells included in the Initial Assets with respect to which the Company has the right to designate an operator shall initially be Matrix Operator. The Board may appoint another Entity to be the Operator by delivering notice of such appointment to the then current Operator. Upon the effective date for the replacement of the Operator set forth in such notice, the then current Operator shall cease to be the Operator, and shall resign under each applicable JOA and the Entity appointed by the Board in accordance with this Section 2.7 shall become the Operator for all purposes of this Agreement.  Nothing in this Section 2.7 shall limit the Company’s rights under any JOA.
SECTION 2.8.          Reliance by Third Parties. Notwithstanding any other provision contained in this Agreement, no lender, purchaser or other Person shall be required to verify any representation by any Manager or officer of the Company as to the extent of the interest in the properties and assets of the Company that any such Manager or officer is entitled to encumber, sell or otherwise use, and any such lender, purchaser or other Person shall be entitled to rely exclusively on the representations of any such Manager or officer as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with any such Manager or officer, without the joinder of any other Person, as if any such Manager or officer were the sole party in interest therein, both legally and beneficially.
SECTION 2.9.          Commodity Hedging Transactions. The Company shall (i) promptly following the date hereof (but no more than thirty (30) days after the date hereof), enter into Commodity Hedging Transactions (A) covering at least 75% of the monthly projected production of oil from the proved, developed producing oil and gas properties of the Company and its subsidiaries based on the Company’s initial reserve report, (B) fixing a price for a term of 24 months, and (C) which are otherwise on terms Approved by the Board and consistent with the terms of any agreement governing the Indebtedness of the Company, and (ii) at all times after the date hereof, maintain Commodity Hedging Transactions (A) covering at least 75% of the monthly projected production of oil from the proved, developed producing oil and gas properties of the Company and its subsidiaries, to be tested Quarterly, based on the most recent reserve report of the Company, (B) fixing a price for a term of 24 months with respect to each such

Commodity Hedging Transaction, and (C) which are otherwise on terms Approved by the Board and consistent with the terms of any agreement governing the Indebtedness of the Company.
ARTICLE III
 MEMBERS
SECTION 3.1.          Admission of Members.
(a)          Each Person identified as a Member in Exhibit A shall be admitted to the Company as a Member upon the execution of this Agreement by each of the parties hereto.
(b)          Any Person to which Units are issued by the Company after the date hereof in accordance with the applicable provisions of this Agreement shall be admitted to the Company as a Member on the date of issuance of such Units and satisfaction of the requirements set forth in Section 4.1(b).
(c)          Any Person to which Units are Transferred as permitted by Article VI shall be admitted to the Company as a Member on the date upon which such Transfer has been effected and the requirements set forth in Section 6.1(a) and Section 6.1(b) have been satisfied.
SECTION 3.2.          No Liability for Company Obligations; Limitation of Liability.
(a)          Without limiting the generality of Article VIII, a Member is not liable for the debts, obligations and liabilities of the Company, including under a judgment, decree or order of a court.
(b)          This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Member. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Member to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Member.
SECTION 3.3.          Outside Activities.
(a)          For twenty-four months after the Closing Date, the Class A Members and Class C Members shall offer, and shall cause its Affiliates (other than CIC or any of its Affiliates) to offer, the opportunity to acquire up to a 50% interest in all opportunities to invest in or otherwise acquire any interest in any onshore, oil and gas producing properties or properties capable of Hydrocarbon production (each a “New Acquisition Opportunity”) received, generated, originated or otherwise identified by them, located in  California, to the Company, which shall be entitled to invest in or otherwise acquire such opportunities for  its pro rata share of actual out-of-pocket costs incurred by the Company or such other Person with respect thereto and without any fee or charge of any kind payable to the Member or such other Person.  Notwithstanding anything in this Agreement to the contrary, New Acquisition Opportunities do not include the participation by any Royale Party in any activities conducted related to the Well Participation Agreement.

(b)          For twenty-four months after the Closing Date, the Company shall offer, and shall cause its affiliates to offer, the opportunity to acquire up to a 50% interest in all opportunities to invest in or otherwise acquire any interest in any New Acquisition Opportunity received, generated, originated or otherwise identified by them, located in California, to the Class A Members, which shall be entitled to invest in or otherwise acquire such opportunities for their pro rata share of actual out-of-pocket cost incurred by such Member or other Person with respect thereto and without any fee or charge of any kind payable to the Company or such other Person.
(c)          For twenty-four months after the Closing Date, if any Member becomes aware of any Conflicting Activity on behalf of itself or any of its or his Affiliates (other than CIC or any of its Affiliates), the Member shall promptly after becoming aware of such Conflicting Activity give written notice to the Board, which notice shall describe in reasonable detail the Conflicting Activity and the manner in which the Conflicting Activity is affecting or may potentially affect any activities, operations, investments or assets of the Company. The Member will discuss with the Board appropriate means of avoiding or ameliorating potential adverse consequences, conflicts or competition arising from the Conflicting Activity. If appropriate safeguards or other means of avoiding or ameliorating such potential adverse consequences, conflicts or competition are Approved by the Board, the Member or its or his Affiliates shall be permitted to engage in the Conflicting Activity if and so long as it or they observe and comply with the approved safeguards or other means of avoiding or ameliorating such potential adverse consequences, conflicts or competition. Each Member, on its behalf and on behalf of its or his Affiliates, agrees that, unless and until appropriate safeguards or other means of avoiding or ameliorating the potential adverse consequences, conflicts or competition arising from a Conflicting Activity are Approved by the Board, such Member and its Affiliates will avoid any involvement or participation in such Conflicting Activity.
(d)          Except as expressly provided in paragraphs (a), (b) and (c) above (the “Exclusivity Provisions”), neither any Member nor any of its or his present or future Affiliates or any of their respective shareholders, partners, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. Subject to the Exclusivity Provisions, each Member and its or his present or future Affiliates and their respective owners, shareholders, members, directors, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company. Except as provided in the Exclusivity Provisions, no Member or its or his present or future Affiliates or any of their respective owners, shareholders, partners, members, directors, managers, officers or employees shall be obligated by virtue of this Agreement to present any particular business opportunity to the Company even if such opportunity is of a character that if presented to the Company, could be taken or pursued by the Company, and each Member and its or his present or future Affiliates and their respective shareholders, partners, members, directors, managers, officers or employees shall have the right to take or pursue any such opportunity for its or his own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to present or recommend any such opportunities to any third party. Neither the Company nor any Member shall have any rights or Claims by virtue of this Agreement or the relationships created hereby in any activities or business ventures that a Member or its or his present or future

Affiliates or their respective shareholders, partners, members, directors, managers, officers and employees is permitted to conduct pursuant to this paragraph (d) (it being expressly understood and agreed that any and all such rights and Claims are hereby irrevocably waived by each Member on its or his behalf and on behalf of the Company).
(e)          Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 3.3 shall not be construed to prohibit any Member or its or his Affiliates from acquiring, owning or holding publicly traded securities of any company that is subject to the filing and public reporting obligations of the Securities Exchange Act of 1934, as amended, so long as the securities owned or held by such Member or its or his Affiliates represent less than 5% of the outstanding securities of such class and are not held for purposes of exercising Control over such company.
SECTION 3.4.          No Resignation or Withdrawal by Members. Except in connection with a Transfer of all of its Units in accordance with the terms of Article VI, no Member shall be entitled to resign or withdraw from the Company.
SECTION 3.5.          Meetings of Members.
(a)          Place of Meetings. Meetings of Members may be held at such place within or without the State of Texas as may be designated by the Board or the officer calling the meeting.  Members that are not Voting Members shall not be entitled to attend meetings of the Members.
(b)          Meetings. Meetings of the Members may be called from time to time by the Board or by the President or the Secretary. Only business within the purpose or purposes described in the notice of meeting referred to in paragraph (c) below may be conducted at a meeting of Members.
(c)          Notice of Meeting. Written or printed notice of all meetings of the Members stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than 60 days before the date of the meeting by or at the direction of the President or the Secretary to each Member entitled to vote at such meeting.
(d)          Quorum. The presence, in person or represented by proxy, of the holders of Voting Units with sufficient voting power to approve a matter pursuant to the terms of this Agreement shall constitute a quorum for the purpose of considering such matter at a meeting of the Members. If a meeting of the Members cannot be organized because a quorum has not attended, the Members entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time until a quorum shall be present or represented. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting at which a quorum shall be present or represented, the Members may transact any business which might have been transacted at the original meeting.

(e)          Action by Members; Required Vote. The only matters that may be submitted to a vote of the Members shall consist of (i) matters required to be submitted to a vote in accordance with the terms of this Agreement and (ii) matters required to be submitted to a vote in accordance with the applicable provisions of the TBOC.
(f)          Conduct of Meetings of Members. At each meeting of the Members, the President or, in his absence, a chairman chosen by Members holding a majority of the Voting Units present in person or represented by proxy and entitled to vote thereat, shall preside and act as chairman of the meeting. The Secretary or, in the Secretary’s absence, a person whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof. The Board may adopt such rules and regulations as it determines are reasonably necessary or appropriate in connection with the organization and conduct of any meeting of the Members.
(g)          Proxies. Each Member entitled to vote at a meeting of the Members may authorize another person or persons to act for such Member by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy expressly provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in a Unit itself or an interest in the Company generally.
(h)          Written Consent. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Members owning Voting Units with sufficient voting power to approve such action in accordance with the applicable provisions of this Agreement or the TBOC.  Every written consent shall bear the date of signature of each Member that signs the consent. Delivery shall be by hand or certified or registered mail, return receipt requested, to the Company’s principal place of business and shall be addressed to the Board.
(i)          Telephonic Meetings. Members may participate in and hold a meeting using conference telephone or similar communications equipment by means of which all Members participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.
(j)          Minutes. All decisions and resolutions of the Members shall be reported in the minutes of the meetings, which shall state the date, time and place of the meeting (or the date of the written consent in the case of a written consent in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Members shall be kept at the principal office of the Company.
SECTION 3.6.          Units.
(a)          The rights, powers, preferences, limitations and restrictions of the Units and Interests shall be as set forth in this Agreement. The Company may issue fractional Units.

(b)          Units that are not Voting Units shall be non-voting, and the holders thereof shall not be entitled to vote in respect thereof on any matter to be voted on by the Members (other than any approval or consent with respect to which a non-waivable and non-modifiable provision of the TBOC expressly requires a holder of a Unit that is not a Voting Unit be permitted to vote (a “Required Member Vote”)). Each Voting Unit shall entitle the holder thereof to one vote, and, solely for purposes of a Required Member Vote, each Unit that is not a Voting Unit shall entitle the holder thereof to one vote.  Except as required by non-waivable and non-modifiable provisions of the TBOC or as provided by the provisions of this Agreement, the holders of all Voting Units, and the holders of all Units with respect to a Required Member Vote, shall vote together on all matters as a single class.  To the extent permitted by applicable Law, each Class C Member hereby waives its rights under all provisions of the TBOC and other applicable Law which provide the Class C Member with the right to vote on any matter, including, without limitation, Section 101.356 of the TBOC.
SECTION 3.7.          Class C Units.
(a)          All Class C Units shall be non-voting Interests and the Class C Members shall have no voting rights with respect to their Interests.
(b)          The Company and each Member hereby acknowledge and agree that, with respect to each Class C Member, such Member’s Interest constitutes a “profits interest” in a partnership within the meaning of Rev. Proc. 93-27 and Rev. Proc. 2001-43, so that if, immediately after the grant of the Interest set forth herein to the Class C Member, the Company’s assets were sold at the fair market value and then the proceeds thereof were distributed in a complete liquidation of the Company, the share of such distribution with respect to the Class C Member would be zero ($0.00).  Each Class C Member has received its Interest in exchange for the provision of services to or for the benefit of the Company.  Neither the Company nor any Class C Member shall perform any act or take any position inconsistent with the application of Rev. Proc. 93-27, Rev. Proc. 2001-43 or any future Service guidance or other guidance issued by any governmental authority that supplements or supersedes the foregoing Revenue Procedures.
(c)          Each Class C Member shall be treated as a Member of the Company from the date of receipt of its Interest, and each Class C Member shall be allocated its share of 704(b) Net Income, 704(b) Net Loss, income, gain, loss and deduction associated with its Interest for the entire period during which such Class C Member holds its Interest as a Class C Member.
(d)          Except as otherwise determined by the Board, both the Company and all Members shall (A) treat each Class C Member as a partner for federal income tax purposes and (B) file all tax returns and reports consistently with the foregoing.  Neither the Company nor any of its Members shall deduct any amount (as wages, compensation or otherwise) with respect to the grant of an Interest to any Class C Member for federal income tax purposes.
(e)          Each Class C-1 Unit shall not vest until the first to occur of (i) the passage of the second anniversary of the date such Unit was granted or (ii) the occurrence of any transaction or series of related transactions which results in (A) the sale of all or substantially all of the Company’s assets, (B) the acquisition by any third party of all or substantially all of the Voting Units, or (C) the commencement of the winding up of the business of the Company and the distribution of its assets to its equity interest holders in accordance with Article VII.  Immediately prior to the occurrence of either event described in the prior sentence, the applicable Class C-1 Unit shall vest in full.  If, prior to the occurrence of either such event, a bankruptcy filing is made by, or with respect to, the Member holding Class C-1 Units, or any Affiliate of such Member, then all Class C-1 Units held by such Member shall be forfeited in their entirety and surrendered to the Company without any further action required on the part of the Company.
(f)          The Managers, with the Approval of the Board, shall have the sole authority to: (i) determine the individuals to whom Grants shall be made, (ii) determine the number of Class C-2 Units to be granted, (iii) determine the conditions under which the Class C-2 Units may become vested, forfeited or redeemed, as may be specified in the Award Agreement pursuant to a particular Grant, (iv) determine the Liquidation Value and the Distribution Threshold with respect to each Grant of Class C Units, and (v) admit a Recipient as a Member of the Company.  Notwithstanding the foregoing, the maximum amount of Class C-2 Units that may be issued pursuant to this Agreement is 1,000 Class C-2 Units; provided, however, that if any Class C-2 Units are forfeited, repurchased, or otherwise reacquired by the Company, such Class C-2 Units shall be available for reissuance without counting against the maximum number of Class C-2 Units that are issuable.
(g)          Neither the adoption of this Agreement nor any action taken with respect to any Class C-2 Units shall entitle any Person to the right to receive any Grant, to participate as a Member or to any other rights or claims under this Agreement or a Grant, except through the making of a Grant as evidenced by an Award Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions set forth in this Agreement and the Award Agreement.  There is no obligation for uniformity of treatment of Recipients.  The terms and conditions of Grants need not be the same with respect to each Recipient.
ARTICLE IV
 CAPITAL
SECTION 4.1.          Issuance of Units.
(a)          As of the date hereof, provided that the Company shall have received from each Member its Initial Capital Contribution, if any, in accordance with Section 4.2(a), the Company hereby issues to each of the Members the number and class of Units set forth opposite their respective names (under the column “Units”) in Exhibit A.
(b)          At such time and from time to time after the date hereof as Approved by the Board after receiving the Approval of the Class B Members, the Company may issue additional Units in order to raise capital for operations, to redeem or retire any indebtedness, or for any other lawful purpose. The additional Units may be issued either to existing Members or to any other Persons who upon admission to the Company in accordance herewith shall become Members. There shall be no limit on the number of Units that may be so issued. The Company may assume liabilities in connection with the issuance of additional Units in accordance with the Approval of the Board after receiving the Approval of the Class B Members. Subject to the Approval of the Class B Members, the Board shall have sole and complete discretion in determining the consideration for, and the terms and conditions of, any future issuance of Units.

In connection with any such issuance, the officers of the Company shall do all such things as they determine are necessary or appropriate, including, but not limited to, the filing of any certificates or other documents with any federal, state or other governmental agency. The admission of any Person as a Member upon the issuance of additional Units pursuant to this Section 4.1(b) shall be effective only when (i) the Class B Members Approve the admission of such Person as a Member and (ii) such Person and, if applicable, such Person’s spouse shall have executed and delivered a joinder to this Agreement, agreeing to be bound thereby and containing such additional covenants and agreements applicable to such transferee as the Board shall Approve.
(c)          With the Approval of the Class B Members, the Company may also issue any other type of security of the Company from time to time to the Members or other Persons on terms and conditions established by the Board, which securities may include nonconvertible debt obligations of the Company, debt obligations of the Company convertible into Units of any class or series, options, rights or warrants to purchase any such Units or any combination of the foregoing.
SECTION 4.2.          Capital Contributions.
(a)          On the date hereof, each Member is contributing to the Company the amount of cash or property set forth opposite its name on Exhibit A under the column “Initial Capital Contributions”. The contributions set forth (under the column “Initial Capital Contributions”) opposite the names of the Members on Exhibit A are referred to herein as their “Initial Capital Contributions”.
(b)          At such times as the Managers determine that additional capital is needed with respect to the Company, as evidenced pursuant to a capital call notice in accordance with Section 12.1 (a “Capital Call”), the Class B Members shall have the right, but not the obligation, to make additional Capital Contributions, and each Class B Member electing to make an additional Capital Contribution shall be issued one (1) additional Class B Unit in exchange for (i) each $312,500.00 contributed, up to an aggregate of $5,000,000 as among all Class B Members, and (ii) at such other Unit value as determined by the Managers to the extent the Capital Calls, aggregated among all Class B Members, exceed $5,000,000.  Additional Capital Contributions pursuant to a Capital Call shall be made pro rata in accordance with the Class B Members’ respective Class B Percentage Interests.  If any Class B Member elects to not make a Capital Contribution pursuant to this Section 4.2(b) within five calendar days of the delivery to such Member of a Capital Call notice (such Class B Member, a “Non-Contributing Member”), then each other Class B Member may make additional Capital Contributions in exchange for additional Class B Units (pro rata in accordance with its Class B Percentage Interest or, as otherwise agreed, amongst such Members) up to the total amount of such Capital Call, and the Class B Percentage Interest of the Class B Members shall be adjusted to reflect the issuance of such additional Class B Units.  A Non-Contributing Member shall not be entitled to make a future Capital Contribution in repayment of any amount not previously contributed pursuant to this Section 4.2(b).  A Non-Contributing Member shall be entitled to participate in any future Capital Calls at its diluted Class B Percentage Interest.  Any Capital Contribution made by a Class B Member pursuant to this Section 4.2(b) shall result in an adjustment of the Percentage

Interests as among the Class A Members and the Class B Members to reflect the issuance of additional Units.
(c)          Except in the case of any contribution required to be made pursuant to Section 4.2(b) and Section 7.7, no Member shall be required to make any Capital Contributions other than its Initial Capital Contribution.
SECTION 4.3.          Capital Accounts. A separate Capital Account will be established for each Member and maintained on the books of the Company in accordance with Treasury Regulations § 1.704-1(b) and 1.704-2.  Upon a Transfer of all or part of an Interest in accordance with this Agreement, the Capital Account and Capital Contributions of the transferring Member (or the applicable portion thereof) shall carry over to the transferee. Consistent with Treasury Regulations § 1.704-1(b):
(a)          There will be credited to the Capital Account of each Member (i) the amount of cash and the initial fair market value of any property contributed by such Member to the Company (net of liabilities secured thereby that the Company is treated as having assumed or taken subject to pursuant to Section 752 of the Code), and (ii) such Member’s share of 704(b) Net Income (as determined in accordance with Section 5.1) and any items of income or gain specially allocated to such Member pursuant to Section 5.2; and
(b)          There will be debited to the Capital Account of each Member (i) the amount of any cash and the Book Basis of any property distributed by the Company to such Member (net of liabilities secured thereby that such Member is treated as having assumed or taken subject to pursuant to Section 752 of the Code) and (ii) such Member’s share of 704(b) Net Loss (as determined in accordance with Section 5.1), and any items of loss or deduction specially allocated to such Member pursuant to Section 5.2.
SECTION 4.4.          Member Loans. Any Member may, with the Approval of the Board, advance funds to the Company as a loan. Loans by a Member to the Company will not be treated as Capital Contributions but will be treated as debt obligations having such terms as are Approved by the Board.
SECTION 4.5.          No Preemptive Rights. Except as provided in Section 4.2(b), no Member shall have any preemptive, preferential or other similar right with respect to (i) the making of additional Capital Contributions to the Company, (ii) the issuance or sale of Units or (iii) the issuance or sale of any other securities that may hereafter be issued or sold by the Company.
SECTION 4.6.          Other Payments. No payment by a Member of any expense of the Company shall be deemed a contribution to the Company’s capital without the Approval of the Board.
SECTION 4.7.          Return of Contributions; No Interest on Capital. Except as expressly provided herein, a Member shall not be entitled to the return of any part of its Capital Contributions or to be paid any interest, salary or draw in respect of such Capital Contributions.

Neither a Capital Account nor a Capital Contribution which has not been repaid is a liability of the Company or any Member.
ARTICLE V
 ALLOCATIONS; DISTRIBUTIONS
SECTION 5.1.          Allocations of 704(b) Net Income or 704(b) Net Loss. Except as provided in Section 5.2, all 704(b) Net Income, 704(b) Net Loss, and items thereof, of the Company for each fiscal year or other relevant period shall be allocated among the Members in such a manner so as to cause the Capital Account balance of each Member, immediately after making such allocation, to be, as nearly as possible, equal proportionately to such Member’s Target Capital Account Amount. For these purposes, a Member’s “Target Capital Account Amount” equals (i) the amount of Distributions that would be made to such Member if all of the Company’s assets were sold for cash at a price equal to their Book Basis, all Company liabilities were satisfied (limited with respect to each nonrecourse liability within the meaning of Treasury Regulations § 1.704-2(b)(3) to the Book Basis of the assets securing such liability) and all of the remaining assets of the Company were distributed in accordance with Section 5.4 to the Members immediately after such hypothetical sale of assets (determined as if all Units are fully vested), with such applicable subparagraph of Section 5.4 to be determined in good faith by the Board as of the last day of such fiscal year; minus (ii) the sum of (A) such Member’s share of partnership minimum gain (as further set forth in Section 5.2(a)), (B) partner nonrecourse debt minimum gain (as further set forth in Section 5.2(c)), and (C) for any year prior to a Sale Transaction or the winding up of the Company pursuant to Section 7.1, an amount equal to the IDCs and ICCs allocated to such Member for the current fiscal year and all prior fiscal years. If the fair market value of the Company’s remaining assets materially differs from their Book Bases, the Board may determine Target Capital Account Amounts by utilizing fair market values, rather than Book Bases, if the Board reasonably determines that the allocations resulting from the use of fair market values will more accurately reflect the manner in which cumulative economic profit or loss is likely to be shared among the Members, and would be permissible pursuant to the Treasury Regulations promulgated under Code Section 704(b).
SECTION 5.2.          Special Allocations. Notwithstanding Section 5.1, for each fiscal year or other relevant period, the following items of income or loss shall, to the extent not previously reflected in the Capital Accounts of the Members, be specially allocated to their Capital Accounts, in the following order and priority:
(a)          Deductions attributable to exploration costs, IDCs, and operating and maintenance costs shall be allocated 100% to the Class B Members pro rata in accordance with their Class B Percentage Interests for each fiscal year.
(b)          If there is a net decrease in “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(b)(2) and as computed under Treasury Regulations § 1.704-2(d)) for the taxable year or other relevant period, then, to the extent required by the Treasury Regulations, items of income (determined in accordance with the provisions of Treasury Regulations § 1.704-2(f)(6)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in partnership minimum gain (determined in accordance with the provisions of Treasury Regulations § 1.704-2(g)). This Section 5.2(a) shall be interpreted consistently with, and subject to the exceptions contained in, Treasury Regulations § 1.704-2(f).
(c)          If there is a net decrease in “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations § 1.704-2(i)(2)) for the taxable year or other relevant period, then, to the extent required by the Treasury Regulations, items of income (determined in accordance with the provisions of the Treasury Regulations § 1.704-2(i)(4)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in partner nonrecourse debt minimum gain (determined in accordance with the provisions of Treasury Regulations § 1.704-2(i)(5)). This Section 5.2(c) shall be interpreted consistently with, and subject to the exceptions contained in, Treasury Regulations § 1.704-2(i)(4).
(d)          In the event that a deficit in a Member’s Adjusted Capital Account is created or increased as a result of any allocations, adjustments or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Member will be allocated items of income and gain (consisting of a pro rata portion of each item of Company income and gain for such year) in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Member would have such a deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section 5.2(d) were not in this Agreement.
(e)          “Nonrecourse deductions” (as defined in Treasury Regulations §§ 1.704-2(b)(1) and (c)) shall be specially allocated among the Members in accordance with the method by which the Members share profits, as determined by the Board.
(f)          “Partner nonrecourse deductions” (as defined in Treasury Regulations § 1.704-2(i)(2)) shall be specially allocated to the Members who bear the economic risk of loss for the liability to which the deductions are attributable, determined in accordance with the principles of Treasury Regulations § 1.704-2(i)(1).
(g)          No 704(b) Net Loss shall be allocated to a Member to the extent that such allocation would cause or increase a deficit balance in such Member’s Adjusted Capital Account. Instead, such 704(b) Net Loss shall be allocated among the other Members so as to allocate the maximum permissible losses to each Member under Treasury Regulations § 1.704‑1(b)(2)(ii)(d).
(h)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code §§ 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations § 1.704-1(b)(2)(iv)(m), the amount of the adjustment shall be included as an item of income (if positive) or loss (if negative) and shall be specially allocated to the Members consistent with the manner in which their Capital Accounts are required to be adjusted by such Treasury Regulation.
(i)          The Company’s “excess nonrecourse liabilities” (as defined in Treasury Regulations § 1.704-3(a)(3)) for a particular fiscal year shall be allocated among the Members in accordance with the method by which the Members share profits, as determined by the Board.

(j)          The Company and the Members acknowledge that allocations like those described in proposed Treasury Regulations § 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of 704(b) Net Income and 704(b) Net Loss and items of income, gain, loss and deduction provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of 704(b) Net Income and 704(b) Net Loss and items of income, gain, loss and deduction will be made in accordance with proposed Treasury Regulations § 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.
(k)          In the case of a sale or other disposition of depletable property, the portion of the amount realized on such sale or other disposition that does not exceed the Company’s Simulated Basis in the depletable property shall be allocated among the Members in the same ratios that the aggregate adjusted tax basis of the property was allocated under the last sentence of Section 5.3(d). The portion of the amount realized on the sale or other disposition of each such depletable property that exceeds the Company’s Simulated Basis in the property shall be allocated among the Members in the same manner that 704(b) Net Income (i.e., Simulated Gain) is allocated pursuant to Section 5.1.
SECTION 5.3.          Allocations of Taxable Income or Loss.
(a)          Except as otherwise provided in this Section 5.3, for each taxable year or other relevant period, each item of Company income, gain, loss and deduction for tax purposes shall be allocated among the Members in the same manner as each correlative item of income, gain, loss and deduction, as determined for Capital Account purposes, is allocated pursuant to Section 5.1 and Section 5.2.
(b)          In accordance with Section 704(c) of the Code, if property contributed to the Company by a Member has an adjusted tax basis that differs from its initial Book Basis on the date of contribution or if the Book Basis of property is adjusted upon the occurrence of a Revaluation Event, income, gain, loss and deductions with respect to such property will, solely for tax purposes, be allocated among the Members so as to take account of such difference. Such allocations shall be made using the “remedial method” as described in Treasury Regulations § 1.704-3(d).
(c)          Depreciation, depletion, intangible drilling cost, and amortization recapture amounts under Sections 1245, 1250 or 1254 of the Code, if any, resulting from any sale or disposition of tangible or intangible depreciable, depletable, or amortizable property shall, the maximum extent permissible under the Code and Treasury Regulations, be allocated to the Members in the same proportions that the depreciation, depletion, intangible drilling cost, or amortization being recaptured was allocated.
(d)          Cost and percentage depletion deductions with respect to, and any gain or loss on the sale or other disposition of, any property the production from which is or would be (in the case of nonproducing properties) subject to depletion shall be determined in a manner that is consistent with Section 613A(c)(7)(D) of the Code. For purposes of making such determination, the initial adjusted tax basis, or increase in adjusted tax basis, of the Company and in any depletable property shall be allocated under Section 613A(c)(7)(D) of the Code among the

Members in proportion to their respective Percentage Interests that are in effect at the time the capital expenditure giving rise to such initial adjusted tax basis or increase in adjusted tax basis, as the case may be, was incurred by the Company; provided, however, that upon any adjustment in Percentage Interests, the adjusted tax basis of the Company in all depletable properties held by the Company at the time of such adjustment in Percentage Interests shall (to the maximum extent permissible under Treasury Regulations § 1.613A-3(e)(3)(ii)) be reallocated among the Members so that the Members’ respective shares of adjusted tax basis in such depletable properties is in proportion to the Members’ respective adjusted Percentage Interests.
(e)          Any election or other decision relating to allocations pursuant to this Section 5.3 shall be made by the Board, in any manner that reasonably reflects the purposes and intention of this Agreement. Allocations pursuant to this Section 5.3 are for purposes of federal, state and local taxes only and shall not affect or in any way be taken into account in computing any Member’s Capital Account balance or share of 704(b) Net Income, 704(b) Net Loss or distributions pursuant to any provision of this Agreement.
SECTION 5.4.          Distributions. Except as provided in Section 5.5 or Section 7.3, any Available Cash or other property shall be distributed to the Members solely at such times and in such amounts as the Board shall determine. Each such Distribution shall be made in cash to the Members in the following priorities and ratios (except as otherwise required by this Section 5.4):
(a)          At any time prior to and including the date City Approval has occurred, or at all times if City Approval does not occur by December 31, 2019,
(i) First, one hundred percent (100%) to the Class B Members pro rata in accordance with their then existing Class B Percentage Interests until the Unpaid Preferred Enhanced Return has been reduced to zero;
(ii) Second, one hundred percent (100%) to the Class B Members pro rata in accordance with their then existing Class B Percentage Interests until the Unpaid Basis has been reduced to zero;
(iii) Third, if the Enhanced Basis is greater than the Basis, until the Unpaid Enhanced Basis has been reduced to zero:
(A)          ten percent (10%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          ninety percent (90%) to the Class B Members pro rata in accordance with their then existing Class B Percentage Interests;

(iv) Fourth, if the Enhanced Basis is less than 200% of the Basis, until such time as the Class B Members have received Distributions equal to 200% of the Basis plus all of the Preferred Enhanced Return:
(A)          ten percent (10%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          ninety percent (90%) to the Voting Members pro rata in accordance with their then existing Percentage Interests;
(v) Fifth, until such time as the Class B Members have received Distributions equal to 300% of the Basis plus all of the Preferred Enhanced Return:
(A)          fifteen percent (15%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          eighty-five percent (85%) to the Voting Members pro rata in accordance with their then existing Percentage Interests;
(vi) Sixth, until such time as the Class B Members have received Distributions equal to 400% of the Basis plus all of the Preferred Enhanced Return:
(A)          twenty-two and one-half percent (22.5%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          seventy-seven and one-half percent (77.5%) to the Voting Members pro rata in accordance with their then existing Percentage Interests;
(vii) Seventh, following the time that the Class B Members have received Distributions equal to 400% of the Basis plus all of the Preferred Enhanced Return:
(A)          thirty percent (30%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          seventy percent (70%) to the Voting Members pro rata in accordance with their then existing Percentage Interests.
(b)          At any time after the date Early City Approval has occurred,
(i) First, one hundred percent (100%) to the Class B Members pro rata in accordance with their then existing Class B Percentage Interests until the Unpaid Preferred Return has been reduced to zero;

(ii) Second, one hundred percent (100%) to the Class B Members pro rata in accordance with their then existing Class B Percentage Interests until the Unpaid Basis has been reduced to zero;
(iii) Third, until such time as the Class B Members have received Distributions equal to 200% of the Basis plus all of the Preferred Return:
(A)          ten percent (10%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          ninety percent (90%) the Voting Members pro rata in accordance with their then existing Percentage Interests;
(iv) Fourth, until such time as the Class B Members have received Distributions equal to 300% of the Basis plus all of the Preferred Return:
(A)          fifteen percent (15%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          eighty-five percent (85%) to the Voting Members pro rata in accordance with their then existing Percentage Interests;
(v) Fifth, until such time as the Class B Members have received Distributions equal to 400% of the Basis plus all of the Preferred Return:
(A)          twenty-two and one-half percent (22.5%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          seventy-seven and one-half percent (77.5%) to the Voting Members pro rata in accordance with their then existing Percentage Interests;
(vi) Sixth, following the time that the Class B Members have received Distributions equal to 400% of the Basis plus all of the Preferred Return:
(A)          thirty percent (30%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          seventy percent (70%) to the Voting Members pro rata in accordance with their then existing Percentage Interests.

(c)          At any time after the date Late City Approval has occurred,
(i) First, one hundred percent (100%) to the Class B Members pro rata in accordance with their then existing Class B Percentage Interests until the Unpaid Preferred Dual Return has been reduced to zero;
(ii) Second, one hundred percent (100%) to the Class B Members pro rata in accordance with their then existing Class B Percentage Interests until the Unpaid Basis has been reduced to zero;
(iii) Third, until such time as the Class B Members have received Distributions equal to 200% of the Basis plus all of the Preferred Dual Return:
(A)          ten percent (10%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          ninety percent (90%) to the Voting Members pro rata in accordance with their then existing Percentage Interests;
(iv) Fourth, until such time as the Class B Members have received Distributions equal to 300% of the Basis plus all of the Preferred Dual Return:
(A)          fifteen percent (15%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          eighty-five percent (85%) to the Voting Members pro rata in accordance with their then existing Percentage Interests;
(v) Fifth, until such time as the Class B Members have received Distributions equal to 400% of the Basis plus all of the Preferred Dual Return:
(A)          twenty-two and one-half percent (22.5%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and
(B)          seventy-seven and one-half percent (77.5%) to the Voting Members pro rata in accordance with their then existing Percentage Interests;
(vi) Sixth, following the time that the Class B Members have received Distributions equal to 400% of the Basis plus all of the Preferred Dual Return:
(A)          thirty percent (30%) to the Class C Members pro rata in accordance with their then existing Class C Percentage Interests; and

(B)          seventy percent (70%) to the Voting Members pro rata in accordance with their then existing Percentage Interests.
(d)          If (A) any Units, Interests or other securities of the Company are issued, redeemed or Transferred, (B) any Capital Contributions are made by the Members, (C) the Basis or Enhanced Basis increases or decreases, (D) City Approval occurs, or (E) there is otherwise a change in the Percentage Interests, in any case, after the date of the initial Distribution to the Members pursuant to this Section 5.4, the amount actually to be distributed to each Member at any time thereafter pursuant to this Section 5.4 shall be the difference between (i) the amount such Member would be entitled to receive if only one Distribution were made to the Members in an amount equal to all previous Distributions and the current Distribution in accordance with paragraphs (a)-(c) above (but taking into account the timing of all prior Distributions, if applicable) (the “Target Cumulative Distribution Amount”) and (ii) the amount of all previous Distributions made to such Member; provided, however, that no Member shall be required to make any payment to the Company for any negative balance resulting from the above calculation, unless and until it is required to do so pursuant to Section 7.7. Upon the making of any Distribution hereunder, the Board shall prepare a statement for the Members showing the manner in which the amount of such Distribution was calculated and divided among the Members in reasonable detail.  For illustrative purposes only, Exhibit E attached hereto sets forth examples of Distributions calculated pursuant to this Section 5.4(d).
(e)          Notwithstanding anything to the contrary in this Agreement, no distribution will be made pursuant to Section 5.4 to a Member in respect of any Class C-2 Unit that has a Distribution Threshold greater than zero until the aggregate distributions made or that would be made with respect to a Class C-2 Unit, assuming no Distribution Threshold on such Unit, pursuant to Section 5.4 is equal to the Distribution Threshold attributable to such Unit. The amount of any reduction in distributions to the Member resulting from the application of the foregoing sentence (i.e., the incremental amount that the Member would have otherwise been distributed) will instead be distributed in accordance with Section 5.4 or Section 7.3(d) (as applicable) to the Voting Members pro rata in accordance with their then existing Percentage Interests. From and after the time the Company grants Class C-2 Units to Members and assigns such Units a Distribution Threshold, distributions pursuant to Section 5.4 will be made after taking into account and applying the principles set forth in this Section 5.4(e); provided, that this Agreement may be amended by Board in order to make such changes to this Agreement as the Board determines in its reasonable discretion are necessary to reflect the principles set forth in this Section 5.4(e) and nothing in this Section 5.4(e) will limit the right of a Member to receive tax distributions pursuant to Section 5.5.
(f)          With respect to any distribution pursuant to Section 5.4 or Section 7.3(d) to be made to the Class C Members in accordance with their Class C Percentage Interests:
(i) For the Class C-1 Members, in the event there has been a forfeiture with respect to Class C-1 Units, the Class C-1 Percentage Interest associated with those forfeited Class C-1 Units shall be distributed to the Voting Members pro rata in accordance with their then existing Percentage Interests.

(ii) For the Class C-2 Members, to the extent the aggregate Class C-2 Percentage Interests of all of the Class C-2 Members does not equal 100%, the difference between (i) 100%, less (ii) the aggregate Percentage Interests of all of the Class C-2 Members, shall be distributed to the Voting Members pro rata in accordance with their then existing Percentage Interests.
SECTION 5.5.          Tax Distributions. Notwithstanding Section 5.4, and prior to the winding up of the Company as provided in Article VII, within a reasonable time after the end of each taxable year, the Board shall, to the extent the Company has Available Cash for such purpose, cause the Company to make cash distributions to each Member (each a “Tax Distribution”) in an amount equal to the excess of (a) the product of (i) the net positive taxable income and gain allocated to such Member pursuant to Section 5.3(a) with respect to such prior taxable year, and (ii) the Imputed Tax Rate, as defined below, over (b) the amounts, if any, distributed to such Member pursuant to Section 5.4 during such prior taxable year.  The “Imputed Tax Rate” means, for any taxable year, the highest combined effective marginal federal, state and local income tax rates, including the tax rate on “net investment income” (as such term is defined in Code Section 1411), applicable to an individual resident in California and taking into account the character of the income underlying the applicable tax obligation (i.e., capital gain, ordinary income or qualified dividend). Any Tax Distributions distributed to a Member pursuant to this Section 5.5 shall be treated as a dollar-for-dollar advance against the first amounts otherwise distributable to such Member pursuant to Section 5.4 and Section 7.3(d). To the extent the aggregate distributions to a Member pursuant to Section 5.4, this Section 5.5 and Section 7.3(d) at any time exceed the aggregate amounts that would have been distributed to such Member pursuant to Section 5.4 and Section 7.3(d) had this Section 5.5 not been part of this Agreement, the excess shall be treated as a loan from the Company to such Member, repayable, without interest, solely from any succeeding distributions made to such Member pursuant to Section 5.4 and Section 7.3(d); provided, however, if upon liquidation of the Company or a Member’s Interest in the Company, any such excess remains unpaid, the Member shall immediately repay such amount, without interest, to the Company.
ARTICLE VI
 TRANSFER; SALE RIGHTS
SECTION 6.1.          Restrictions on Transfer.
(a)          No Member shall Transfer, or permit the Transfer of, any Units owned or held by it or its Affiliates without the Approval of the Board.  In addition, without the unanimous consent of all of the Class B Designees and the Approval of the Class B Members, neither any of the Class A Members nor any of the Class C Members shall Transfer any of their respective Units.  No transferee of Units shall be admitted as a Member without the Approval of the Board and the Approval of the Class B Members.
(b)          Without limiting Section 6.1(a) above, no transferee of Units shall be admitted as a Member unless each of the following requirements shall have been satisfied (or waived by Approval of the Board):

(i) such transferee shall have furnished to the Board an opinion of counsel satisfactory to the Board to the effect that such Transfer may be made without violation of the Securities Act and any applicable state securities or blue sky laws and without adversely affecting the conduct of the Company’s business or its treatment under applicable Law, including tax Law;
(ii) the transferee or transferor shall have paid to the Company all costs and expenses, including attorneys’ fees, incurred or expected to be incurred by the Company in connection with the Transfer; and
(iii) the transferee and, if applicable, the transferee’s spouse shall have executed and delivered a joinder to this Agreement, agreeing to be bound thereby and containing such additional covenants and agreements applicable to such transferee as the Board shall Approve.
(c)          Any Transfer or attempted Transfer of Units in violation of any provision of this Agreement shall be void ab initio. In the case of any Transfer made in contravention of this Article VI that cannot be treated as void under applicable Law, the transferee shall have only such rights as an assignee that it is required to have under applicable Law, but shall not be admitted as a Member without compliance with Section 6.1(a) and Section 6.1(b).
SECTION 6.2.          Sale Rights.
(a)          The Board may Approve a transaction or series of transactions pursuant to which (i) all of the outstanding Units held by the Members will be sold, whether in a sale of interests, exchange transaction, merger or otherwise (a “Drag-Along Interest Sale”), to one or more Third-Party Purchasers or (ii) all or substantially all of the properties and assets of the Company will be sold, whether in a sale or exchange of assets or otherwise (a “Drag-Along Asset Sale”), to a Third-Party Purchaser, in each case in a transaction in which all consideration payable directly or indirectly to the Members or their Affiliates in connection therewith shall be shared among the Members in the manner described in paragraph (e) below. If the Board Approves a Drag-Along Interest Sale or a Drag-Along Asset Sale (each, a “Sale Transaction”) all of the Members will be obligated to comply with the remaining provisions set forth in this Section 6.2.
(b)          The Company will give not less than 30 days’ prior written notice of a Sale Transaction to each of the Members. Such notice (the “Sale Notice”) will state whether the Sale Transaction is to be in the form of a Drag-Along Interest Sale or a Drag-Along Asset Sale and will set forth the terms and conditions thereof, including the name of the Third-Party Purchaser, the purchase price (which shall be payable only in the form of cash, unless the Board otherwise Approves) to be paid in exchange for the Units of the Members or the properties and assets of the Company (as the case may be) and the other material terms of the Sale Transaction. Upon receipt of such Sale Notice, each Member shall be obligated (i) in the case of a Drag-Along Interest Sale, to Transfer all of its Units to such Third-Party Purchaser upon the terms and conditions contained in the Sale Notice and the agreement to be entered into to effect the Drag-Along Interest Sale, which terms and conditions shall not discriminate among Members or (ii) in the case of a Drag-Along Asset Sale, to take any action or grant any approval required under the terms of this Agreement or otherwise in order to cause or permit the Company to effect the Drag-

Along Asset Sale upon the terms and conditions contained in the Sale Notice and the agreement to be entered into to effect the Drag-Along Asset Sale, which terms and conditions shall not discriminate among Members.
(c)          In connection with a Sale Transaction each of the Members will make or provide the same representations, warranties, covenants, indemnities and agreements; provided, however, that with respect to individual representations and warranties (as opposed to so-called “company” or “business” representations and warranties) each Member will only be obligated to make representations and warranties with respect to its title to and ownership of its Interest, authorization, execution and delivery of relevant documents, enforceability of such documents against such Member, and other matters relating to such Member, but not with respect to any of the foregoing as they relate to any other Members or their Interests; provided, further, that all representations, warranties, covenants and indemnities will be made by the Members severally and not jointly and any indemnification obligation will be pro rata based on the consideration received by the Members, in each case in an amount not to exceed the aggregate proceeds received by the Members in connection with the Sale Transaction.  The Members making representations and warranties or providing indemnities shall be entitled to receive and rely upon reasonable certificates from the Managers and the officers as to the facts and circumstances necessary or appropriate in connection with the making of any such representations or warranties, the giving of any such indemnities and the satisfaction of any due diligence obligations relating thereto.
(d)          At the closing of any proposed Sale Transaction, the Members shall (i) in the case of a Drag-Along Interest Sale, Transfer and assign to the Third-Party Purchaser, free and clear of all liens or other Claims or encumbrances, all of the outstanding Units in the Company and will receive in exchange therefor the consideration to be paid or delivered by such Third-Party Purchaser as described in the Sale Notice and (ii) in the case of a Drag-Along Asset Sale, execute and deliver, or authorize and cause the Company to execute and deliver, such bills of sale, assignments, conveyances, consents, certificates and other documents (excluding any non-compete agreements or other restrictive covenant agreements limiting the business activities of any Member unless each such Member otherwise approves) as are reasonably necessary or appropriate to consummate and make effective the Drag-Along Asset Sale. In addition, upon the closing of any Sale Transaction, the Company, the Board and the Members shall take all action required to ensure that the Operator, to the extent that it, or any of its Affiliates, is the operator of record of any of the oil and gas properties of the Company, relinquishes its role as operator of record in favor of the Third-Party Purchaser or the Third-Party Purchaser’s designee.
(e)          Any consideration paid to the Members in a Drag-Along Interest Sale shall be apportioned among the Members in the same manner as if such consideration were being distributed to the Members in accordance with Section 5.4 Any consideration paid to the Company in a Drag-Along Asset Sale shall (to the extent not required to be paid or applied to the satisfaction of any debts or obligations of the Company) be distributed by the Company to the Members in accordance with Section 5.4. Any fees and expenses of counsel to the Members incurred in furtherance of a Sale Transaction or the fulfillment of their obligations pursuant to this Section 6.2, to the extent not paid or reimbursed by the Company, will be shared by the Members on a pro rata basis, in the same ratios as the consideration is being distributed to the Members; provided, however, that any fees or expenses related to estate planning matters or other matters that are specific to a particular Member or its internal structure of affairs shall be borne only by the Member that incurred such fees or expenses. In the event a Sale Transaction fails to close as a direct result of any action or inaction by the Member initiating the Sale Transaction, then such initiating Member shall pay the fees and expenses incurred by the other Members of the type referred to in the immediately preceding sentence.
(f)          Any time a Manager or any Member becomes aware of (i) an offer by a third party to purchase the Company or any of its assets or (ii) an opportunity for the Company to participate in an asset sale by virtue of “tag-along”, “co-sale” or similar rights contained in an agreement between the Company and a third party, such Manager or Member shall promptly so notify the Board.
SECTION 6.3.          Involuntary Transfer. To the fullest extent permitted by Law, any Transfer of Units in connection with any bankruptcy, insolvency or similar Proceedings involving a Member, as a result of the death of a Member’s spouse or the dissolution of a Member’s marriage or pursuant to any judicial order, legal process, execution or attachment and any other involuntary Transfer not otherwise expressly provided for in this Agreement shall be subject to the restrictions set forth in this Agreement. Any Person receiving the assignment of any Units, including any Transfer by operation of Law or otherwise, shall not be a Member but shall instead be an assignee of the Units under Section 101.109 of the TBOC until the provisions of Section 6.1 and Section 6.2 of this Agreement have been complied with.
SECTION 6.4.          Repurchase of Class C-2 Units.
(a)          Upon the occurrence of any of the events described in this Section 6.4(a) the Company shall have the option, but not the obligation, to repurchase the Class C-2 Units held directly or indirectly by the Member to whom the event relates, including a transferee as a result of a Transfer of Class C-2 Units permitted herein, for the purchase price set forth below and on the terms provided for in this Section 6.4, except in the event of the death of a Member’s spouse or the dissolution of the Member’s marriage, in which case the Company shall have the option to repurchase all but not less than all of the portion of the Class C-2 Units that do not pass to or become controlled by the Member from the spouse:
(i) Following the termination of employment or other engagement of any Class C-2 Member with the Company or any of the Company’s Affiliates for any reason, including death or permanent disability, but not including a termination for Cause, the purchase price payable shall be the Fair Market Value of such Member’s vested Class C-2 Units, where such vesting shall be determined as set forth in such Class C-2 Member’s Award Agreement, and the date of determination for Fair Market Value shall be the date of termination, death or determination of permanent disability, as applicable; provided, that, Fair Market Value shall be determined as if the assets and businesses of the Company was sold on such date in an arm’s length transaction between unaffiliated parties;
(ii) Following the termination of employment or other engagement of any Class C-2 Member with the Company or any of the Company’s Affiliates for Cause, the purchase price payable shall be the federal income tax basis of such Member with respect to the Class C-2 Units held by such Member, determined by the Managers in their sole discretion, and taking into account such Member’s allocable share of Company income, gain, loss and deduction and any distributions made to such Member;
(iii) In the event of the death of a Member’s spouse where any Class C-2 Units held by such Member’s spouse does not pass to, or become controlled by, the Member, the purchase price payable shall be the Fair Market Value of such Class C-2 Units as of the date of the spouse’s death, determined as if the assets and businesses of the Company was sold on such date in an arm’s length transaction between unaffiliated parties; and
(iv) In the event of the divorce or legal separation of a Member and his or her spouse where such spouse receives either by court decree or property settlement or otherwise any Class C-2 Units, the purchase price payable to the spouse of such Member pursuant to such repurchase shall be the Fair Market Value of such Class C-2 Units as of the first to occur of date the court decree or property settlement is finalized or the spouse comes to control any interest in the Class C-2 Units; provided, that, Fair Market Value shall be determined as if the assets and businesses of the Company was sold on such date in an arm’s length transaction between unaffiliated parties.
(b)          Within one-hundred eighty (180) business days after the Company has received notice of an event described in Section 6.4, the Company shall provide written notice of the repurchase of the applicable Class C-2 Units (a “Repurchase Notice”) to (i) in the event of a Member’s death or permanent disability or the death of a Member’s spouse, to such Person’s personal representative at the address thereof or (ii) in the event of a divorce or legal separation to the address of the Member’s spouse, which shall be supplied by the Member.
(c)          At the closing of any transaction contemplated under this Section 6.4, except for a transaction under Section 6.4(e), the Company shall deliver the purchase price in cash, less any required withholdings under applicable law, and the seller of the Class C-2 Units shall execute and deliver an assignment and release of claims with respect to the Class C-2 Units and any rights arising under this Agreement or applicable law with regard to the acquisition or ownership thereof. The timing of any repurchase of Class C-2 Units shall be subject to the discretion of the Managers, and may be delayed until the final distribution to Members as a result of the winding up of the Company; provided, that the closing date of any such repurchase shall be not later than ninety (90) days following the delivery of the Repurchase Notice.
(d)          For purposes of this Agreement, a Person shall be deemed “permanently disabled” if a qualified and independent physician selected by the Managers with the Approval of the Board determines that such Person is physically or mentally unable to perform the essential functions that such Person was performing prior to the onset of the disability, with or without reasonable accommodation as required by law, and such condition has continued for a period of six (6) months or more.
(e)          Notwithstanding anything herein to the contrary, in the event of the death of a Member’s spouse as a result of which any Class C-2 Units do not pass to or come to be controlled by the Member, or in the event of a divorce or legal separation in which the spouse of any Member receives either by court decree or property settlement or otherwise any Class C-2 Units in connection with the divorce proceedings or legal separation, then the Member shall be entitled, but not obligated, during the sixty (60) calendar day period following the appointment of an executor or similar authority in the event of a death, or the date the court decree, property settlement or other agreement is finalized in the event of marital dissolution, to purchase 100% of such Class C-2 Units held directly or indirectly by the former spouse of such Member in exchange for a purchase price thereof calculated in accordance with Section 6.4(a)(iii) or Section 6.4(a)(iv), respectively.  A Member purchasing Class C-2 Units from a spouse shall pay the applicable purchase price in cash within six months of the purchase.
(f)          If a Member or any person holding Class C-2 Units as a result of the death of a Member or the dissolution of a Member’s marriage fails or refuses to consummate the closing of a sale of any Class C-2 Units in accordance with this Section 6.4, the Class C-2 Units that are the subject of the frustrated repurchase right shall automatically cease to be outstanding as of the applicable closing date, and the only right that the holder thereof shall thereafter have with respect to the Company will be to receive the payment for such Class C-2 Units specified in this Section 6.4 (less any damages, costs or expenses incurred by the Company as a result of the failure or refusal).
(g)          If the Company does not exercise its option set forth in this Section 6.4, the Member that is the subject of an event described in Section 6.4(a), or his or her spouse or legal representative, as the case may be, shall be entitled to retain his or her Class C-2 Units in full, and shall be entitled to all rights as a Member of the Company.
ARTICLE VII
 WINDING UP AND TERMINATION
SECTION 7.1.          Events Requiring Winding Up.
(a)          The Company shall be wound up upon the first to occur of any of the following events:
(i) the tenth anniversary of the date hereof, unless such date is extended with Approval of the Board;
(ii) the consummation of the sale of all or substantially all of the properties and assets of the Company in accordance with the terms of this Agreement, unless the Board determines that such sale shall not result in the winding up of the Company;
(iii) the written agreement by all of the Members that the business of the Company shall be discontinued;
(iv) the election to wind up the Company pursuant to the Approval of the Board; and
(v) any other event required to cause the winding up of the Company under the TBOC.

(b)          No Member or Members shall have authority to continue the business of the Company pursuant to this Agreement, the TBOC or otherwise following the occurrence of an event described in Section 7.1(a) without the written consent of all of the other Members (other than a wrongfully withdrawing Member).
SECTION 7.2.          Winding Up. Upon the occurrence of an event requiring the winding up of the Company, unless the event requiring the winding up is revoked under Sections 11.151 and 101.552 of the TBOC or cancelled under Sections 11.152 and 101.552 of the TBOC, the business of the Company shall be wound up and shall, except to the extent consistent with such winding up, cease. The President shall act as liquidator unless the Board elects to appoint one or more other Persons, who may or may not be Members, to act as liquidator. The liquidator shall proceed diligently to wind up the business and affairs of the Company and (subject to the limitations set forth in this Agreement, including Section 2.4) may determine all matters in connection with the winding up of the Company, including any arrangements to be made with creditors, the amount or necessity of reserves to cover contingent or unforeseen liabilities, and whether, to what extent, for what consideration, and on what terms any or all of the assets of the Company are to be sold or distributed in kind to the Members. The liquidator may in its discretion collect any obligations due to the Company and distribute (or apply in satisfaction of Company obligations) the proceeds thereof as collected. The costs and expenses of the winding up and liquidation of the Company shall be borne by the Company. Until final distribution, the liquidator shall continue to manage the Company’s affairs and, if the liquidator is other than the President, shall, to the extent consistent with the liquidator’s obligations, have all of the power and authority of the President (subject to the limitations set forth in this Agreement, including Section 2.4) and be entitled to indemnification and advance payment of expenses in accordance with the provisions of this Agreement as if the liquidator were the President.  The liquidator shall give or cause to be given all notices to creditors required by applicable Law and, in addition to any reports otherwise required by this Agreement to be given to the Members, shall cause a proper accounting of the Company’s assets, liabilities and operations to be made and furnished to the Members as of the date all assets of the Company are finally distributed to the Members or applied in payment of Company liabilities.
SECTION 7.3.          Application and Distribution of Proceeds of Liquidation.  During or upon completion of the winding up of the Company, the assets of the Company shall be applied and distributed by the liquidator, in one or more installments, in the following order and priority:
(a)          to the payment, or provision for payment, of the costs and expenses of the winding up;
(b)          to the payment, or provision for payment, of creditors of the Company (including Members, other than in respect of Distributions) in the order of priority provided by Law; provided, however, that if any liability to a creditor is contingent or uncertain in amount, reasonable provision for payment of such liability may be made and thereafter, subject to Section 7.8, shall be distributed pursuant to clause (d) below;
(c)          to the establishment of any reserves deemed necessary or appropriate by the liquidator to provide for contingent or unforeseen liabilities of the Company; and

(d)          to the Members pro rata in accordance with their respective positive Capital Account balances.
All Distributions to the Members pursuant to paragraph (d) above shall be in the form of cash, unless the Board otherwise determines. To the extent that the allocation of 704(b) Net Income and 704(b) Net Loss would not result in the Members having Capital Account balances equal to the amounts that they are entitled to receive pursuant to Section 5.4 (the “Target Final Balances”), then the Members agree, to the extent necessary, to allocate Company items of income, gain, loss and deduction for the taxable year in which the winding up of the Company occurs, and all prior open years for which a return has not yet been filed, to produce such Target Final Balances.
SECTION 7.4.          Time for Winding Up.
(a)          A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of the properties and assets of the Company in order to minimize any losses otherwise attendant upon such winding up.
(b)          To the extent reasonably practicable, any distributions made pursuant to Section 7.3(d) shall be made to the Members before the end of the fiscal year in which the event requiring the winding up of the Company occurs, or, if later, within 90 days after the occurrence of the event requiring the winding up of the Company.
SECTION 7.5.          Waiver of Partition. Each Member hereby waives, until the termination of the Company in accordance with Section 7.6, any and all rights that it may have to maintain an action for partition of the properties and assets of the Company.
SECTION 7.6.          Termination. Upon completion of the winding up process in accordance with the preceding provisions of this Article VII and the TBOC, the Company shall file a certificate of termination with the Secretary of State of the State of Texas in accordance with Section 11.101 of the TBOC. Except as otherwise provided in the TBOC, the existence of the Company shall cease upon the filing of the certificate of termination.
SECTION 7.7.          Clawback. The Members intend that, to the maximum extent possible consistent with the provisions of Article V and this Article VII, liquidation proceeds shall be distributed to the Members in such a manner as to reduce or eliminate the need for a payment by any Member under this Section 7.7. Nevertheless, immediately after the final distribution of other Company assets in connection with the liquidation of the Company, a determination shall be made by the liquidator of the Target Cumulative Distribution Amount for each Member. If the cumulative amount of Distributions actually made by the Company to any Member exceeds such Member’s Target Cumulative Distribution Amount, such Member shall promptly pay such excess to the Company, which shall distribute such amount to the other Members in proportion to any deficiencies in their Target Cumulative Distribution Amounts over the cumulative amount of Distributions actually made to such Members.  Notwithstanding the foregoing of this Section 7.7, the Class B Members shall not be required to repay to the Company any amounts attributable to adjustments to the Basis or Enhanced Basis or the occurrence of City Approval.

SECTION 7.8.          Commitments to Return.  The liquidator, with the Approval of the Class B Members, shall be entitled to make distributions to Members pursuant to this Article VII subject to a commitment by such Members to return to the Company some or all of such distribution as contemplated in Section 7.3(b), and may withhold the distribution that would otherwise be made to any Member who does not so commit.  The President shall be entitled to rely upon the commitment of Members to return some or all of a distribution made in liquidation, but subject to a commitment to return such distribution pursuant to Section 7.3(b), in establishing a plan for the winding up of the affairs of the Company and satisfying or providing for its liabilities.  Notwithstanding the provisions of this Article VII, a commitment to return a distribution made pursuant to Section 7.3(b) may have a term in excess of three years if the President shall determine such a commitment is appropriate in connection with the winding up of the Company’s affairs.
ARTICLE VIII
 LIABILITY AND INDEMNIFICATION
SECTION 8.1.          No Liability for Company Debts. Except as expressly provided in the TBOC, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be liable for any such debts, obligations or liabilities. Additionally, except as otherwise expressly required by Law or as set forth in this Agreement, no Member, in its capacity as a Member, shall have any liability in excess of the sum of (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed profits of the Company, (c) its obligation to make other payments expressly provided for in this Agreement and (d) the amount of any Distributions wrongfully distributed to it.
SECTION 8.2.          Exculpation. To the fullest extent permitted by Law, no Covered Person shall be liable to the Company for any action taken or failure to act for or on behalf of the Company or in furtherance of the business of the Company that is within the reasonable scope of the authority conferred on such Covered Person in or pursuant to the terms of this Agreement, regardless of whether such action or failure to act constitutes sole, partial or concurrent negligence, unless such action or failure to act constitutes fraud, intentional or willful misconduct, gross negligence, a knowing violation of Law or breach of the terms of this Agreement.
SECTION 8.3.          Indemnification. To the fullest extent permitted by Law, the Company shall indemnify each Covered Person from and against any and all Covered Losses arising from any and all Claims or Proceedings in which such Covered Person is involved, or is threatened to be involved, as a party or otherwise, by reason of its status as such, regardless of whether any such Covered Losses arise from the sole, partial or concurrent negligence of such Covered Person; provided, however, that the Company shall not indemnify a Covered Person for Covered Losses to the extent that the Claims or Proceedings in question do not relate to the Covered Person’s status as such or arise directly from fraud, intentional or willful misconduct, gross negligence or a knowing violation of the Law or a breach of the terms of this Agreement. The termination of any Proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent shall not, of itself, create a presumption that the Covered Person failed to meet the standards for indemnification set forth in the immediately preceding sentence. Any indemnification hereunder shall be satisfied solely out of the assets of the Company. In no event may a Covered Person subject the Members to personal liability by reason of these indemnification provisions. The indemnification provided by this Section 8.3 shall continue in effect as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person.
SECTION 8.4.          Advance Payment and Appearance as a Witness. To the fullest extent permitted by applicable Law and Approved by the Board, all costs and expenses (including legal fees) incurred by a Covered Person in defending any Claim or Proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such Claim or Proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by Section 8.3. The Company shall pay or reimburse expenses incurred by a Covered Person in connection with such Covered Person’s appearance as a witness or other participant in a Proceeding at a time when such Covered Person is not a named defendant or respondent in the Proceeding.
SECTION 8.5.          Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as Approved by the Board, in its sole discretion, on behalf of Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. With the Approval of the Board, the Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 8.3 and containing such other procedures regarding indemnification as are appropriate.
SECTION 8.6.          Nonexclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of, and shall not limit, any other rights or remedies to which any Covered Person may be entitled or which may otherwise be available to any Covered Person by contract, at Law or in equity or otherwise.
SECTION 8.7.          Company is Primary Obligor. The Company hereby acknowledges and agrees that (a) it is, and shall at all times be, the indemnitor of first resort for each of the Covered Persons with respect to any and all Covered Losses to the extent that the Claims or Proceedings in question relate to the Covered Person’s status as such and not otherwise or advancement of expenses pursuant to this Article VIII, (b) the obligations of the Company to each Covered Person under this Article VIII are primary, and any obligations of any Member or any of its or his Affiliates to provide advancement of expenses or indemnification to any Covered Persons that are employed by or are representatives of such Member or any of its or his Affiliates are secondary and (c) if a Member or any of its or his Affiliates is obligated to pay, or pays, or causes to be paid for any reason, any expense that the Company is otherwise obligated to pay to or on behalf of a Covered Person, then (i) such Member or its or his Affiliate, as the case may be, shall be fully subrogated to and otherwise succeed to all rights of such Covered Person with respect to such payment, including with respect to rights to claim such amounts from the Company and (ii) the Company shall reimburse, indemnify and hold harmless such Member or its or his Affiliate, as the case may be, for all such payments actually made by such Person on behalf of or for the benefit of such Covered Person.
SECTION 8.8.          Savings Clause. If all or any part of this Article VIII shall be invalidated for any reason by any court of competent jurisdiction, the Company shall nevertheless indemnify and hold harmless each Covered Person, and may indemnify and hold harmless any other Person, for costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with any Covered Losses, to the fullest extent permitted by any portion of this Article VIII not invalidated and to the fullest extent otherwise permitted by applicable Law.
ARTICLE IX
CERTAIN TAX MATTERS
SECTION 9.1.          Partnership Classification. Except with the prior written consent of all Members, for federal income tax purposes, the Company shall not elect under Treasury Regulations § 301.7701-3 or otherwise to be taxed other than as a partnership, nor shall the Company or any Member elect to exclude the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law.
SECTION 9.2.          Tax Returns and Tax Information.
(a)          The Board shall cause all required federal, state, local and foreign tax returns of the Company to be prepared and timely filed. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company, its assets and operations necessary to enable the Company’s tax returns to be prepared and timely filed (including extensions).
(b)          As soon as reasonably practicable following the end of each fiscal year, the Board shall cause to be delivered to each Member a complete copy of the Company’s Form 1065 and all attachments and schedules thereto (including Schedule K‑1 for such Member) and such other information with respect to the Company as may be necessary for the preparation by such Member of its federal or state income tax or information returns.
(c)          All costs and expenses incurred in connection with the preparation and filing of such tax returns or estimates described in this Section 9.2 shall be borne by the Company.
SECTION 9.3.          Tax Elections. Except as provided otherwise in this Agreement, the Board shall have the exclusive authority to make all tax elections required or permitted to be made by the Company; provided, however, that (i) no election shall be made to classify the Company as an association taxable as a corporation without the consent of all the Members, (ii) any tax election that could reasonably be expected to have a material impact on any Member shall require the written consent of such Member and (iii) the Board shall cause the Company to make an election under Section 754 of Code if (A) so requested by any Member transferring part or all of its Interest and (B) the transferring Member or its transferee agree, in writing, to reimburse the Company for its additional accounting, tax, compliance and other out-of-pocket costs incurred as a result of making such election.
SECTION 9.4.          Partnership Representative.
(a)          Jonathan Gregory shall be the partnership representative of the Company pursuant to Section 6223(a) of the Code (the “Partnership Representative”) provided that the Board may change the “partnership representative” at any time. Any Person that the Partnership Representative designates to interact with the Internal Revenue Service shall be treated as, and subject to the requirements and obligations of, the Partnership Representative for purposes of this Section 9.4.
(b)          Notwithstanding any other provision of this Section 9.4, the Partnership Representative shall inform the Members of all significant matters that may come to its attention in its capacity as Partnership Representative by giving notice thereof within ten days after becoming aware thereof and, within such time, shall forward to each Member copies of all significant written communications it may receive in such capacity. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any federal, state, local or foreign taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided, however, that the Partnership Representative shall not extend the statute of limitations or settle any tax audit, proposed adjustment or other proceeding on behalf of the Company without the approval of the Members, which approval shall not be unreasonably withheld, delayed or conditioned. Unless otherwise approved by the Members, the Partnership Representative shall, if permitted under Section 6221(b), cause the Company to elect out of the provisions of the federal income tax partnership audit rules on an annual basis.
(c)          In the event the Company is liable for any imputed underpayment with respect to items of Company income, gain, loss, deduction or credit, the Partnership Representative shall, at the election of the Class B Members, cause the Company to make the election under Section 6226 of the Code in the manner provided by the Internal Revenue Service within 45 days after the date of the notice of a final partnership adjustment.  Upon making such election, the Partnership Representative shall engage a certified public accountant or tax attorney (on behalf of the Company) to assist the Partnership Representative in determining in a reasonable manner each Member’s share of the adjusted items as set forth in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related, income tax, interest, penalty or additional amount.  If an election under Section 6226 of the Code is not made or such election is ineffective, and the Company is held directly liable for any additional income tax, interest, penalty or additional amount under the Code or other applicable law as a result of an adjustment to any of the Company’s federal, state or local income tax returns, each Member shall be required, upon thirty (30) days written demand from the Partnership Representative, to pay the Company its share (as reasonably determined by a certified public accountant or tax attorney engaged by the Partnership Representative on behalf of the Company) of any additional tax, interest, penalty and additional amount penalty due.

(d)          Each Member will provide such cooperation and assistance, including executing and filing forms or other statements and providing information about such Member, as is reasonably requested by the Partnership Representative to enable the Company to satisfy any applicable tax reporting or compliance requirements, to make any tax election or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax regardless of whether such requirement, tax benefit or tax liability existed on the date such Member was admitted to the Company. If a Member fails to provide any such forms, statements, or other information requested by the Partnership Representative, such Member will be required to indemnify the Company and pay for the share of any tax deficiency paid or payable by the Company that is due to such failure (as reasonably determined by the Partnership Representative).  Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code Section 6226) shall be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member. Any amounts payable by a Member pursuant to this Section 9.4 shall bear interest as further set forth in Section 9.5.
(e)          Any amounts paid to the Company by a Member pursuant to this Section 9.4 shall not be treated as a Capital Contribution for purposes of this Agreement.  Any amounts paid by the Company on behalf of a Member that are not otherwise reimbursed by a Member shall constitute a distribution to such Member.  Any payment made by the Company on behalf of the Members and for which reimbursement is not otherwise sought pursuant to this Section 9.4  shall be at the discretion of the Board.  The Board may cause such allocations to be made among the Members as necessary to reflect any items of income or loss associated with the payment of a Company liability as set forth in this Section 9.4.
(f)          Each Member shall remain bound by the provisions of this Section 9.4, and all obligations hereunder, which shall survive the termination, dissolution, liquidation and winding up of the Company and such Member’s ceasing to be a member of the Company. For purposes of this Section 9.4, the use of the term “Member” or “Members” shall include former Members.
SECTION 9.5.          Withholding. The Board is entitled to withhold and pay to any applicable tax authority all amounts required by any Law to be withheld by the Company from or with respect to Distributions to a Member or from or with respect to a Member’s distributive share of Company taxable income or loss (or item thereof). Each Member shall timely provide to the Company all information, forms and certifications necessary or appropriate to enable the Company to comply with any such withholding obligation and covenants to the Company that the information, forms and certifications furnished by it shall be true and accurate in all respects. Each Member shall, upon demand by the Company, indemnify the Company for the withholding amount attributed to the indemnifying Member and all related costs and expenses of the Company. Any amounts withheld in respect of a Member pursuant to this Section 9.5 shall be treated as a Distribution to such Member for all purposes of this Agreement. Any amounts payable by a Member hereunder shall bear interest at the prime or base rate of interest published by the Wall Street Journal, or its successors, from time to time, plus four (4) percentage points (but not higher than the maximum lawful rate under the laws of the State of Texas) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.

SECTION 9.6.          Safe Harbor. In accordance with the finally promulgated successor rules to proposed Treasury Regulations § 1.83-3(l) and IRS Notice 2005-43, each Member authorizes and directs the Company to elect after the effective date of such proposed Regulations (or other guidance) a safe harbor with respect to the Company under which the fair market value of any “profits interests” issued with respect to services will be treated as equal to the liquidation value (within the meaning of the proposed Treasury Regulations or successor rules) of the Units as of the date of issuance of such Units. In the event that the Company makes a safe harbor election as described in the preceding sentence, each Member hereby agrees to comply with all safe harbor requirements with respect to transfers of Units while the safe harbor election remains effective.
SECTION 9.7.          Allocation Rules.  For purposes of determining the 704(b) Net Income, 704(b) Net Loss or any other item allocable to any period (including periods before and after the admission of a new Member), 704(b) Net Income, 704(b) Net Loss and any such other item shall be determined on a daily, monthly, or other basis, as determined and allocated by the Board using any permissible method under Section 706 of the Code and the Regulations thereunder.
ARTICLE X
 BOOKS AND RECORDS; REPORTS
SECTION 10.1.          Maintenance of and Access to Books and Records. At all times until the dissolution and termination of the Company, the Board shall cause the Company to maintain separate books of account which show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the business of the Company in accordance with this Agreement. In addition, the Board shall cause the Company to keep and maintain in its principal office all books, Records, documents and other information required to be kept and maintained in accordance with the TBOC and shall make such information available to any Voting Member or representative requesting the same within five days after receipt of a written request by the Company. The Board shall permit each of the Voting Members, from time to time and at reasonable intervals, (i) to examine, audit and make copies of the books, Records and other documents and information of the Company as well as all such other data and information in the possession or control of the Board concerning the Company, Company properties and the ownership and operation thereof, which books, Records, documents and information shall be available to the Voting Members or their representatives at all reasonable times at the principal office of the Company, or at such other office where such information is maintained, upon the written request of any Member, and (ii) to discuss the business, financial condition and results of operations of the Company with the Board and the Company’s officers, accountants, engineers and other representatives.
SECTION 10.2.          Bank Accounts. The Board shall cause to be established and maintained for and in the name of the Company one or more bank or investment accounts or arrangements. All Company funds shall be deposited in such account(s) and shall not be commingled with funds of any other Person. All deposits to and disbursements from such account(s) shall be made only for proper Company purposes and shall be signed by one or more authorized signatories designated by the Board.

SECTION 10.3.          Financial Statements; Budgets; Other Information.
(a)          Annual Financial Statements. As soon as practicable after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2018) and in any event within 120 days thereafter, the Board shall furnish to the Voting Members the following audited consolidated financial statements, prepared on an income tax basis, together with a  report thereon, unqualified as to scope, of the independent certified public accountants identified in or selected in accordance with Section 10.5:
(i) A consolidated balance sheet of the Company at the end of such year;
(ii) A consolidated statement of operations of the Company for such year;
(iii) A consolidated statement of cash flows of the Company for such year; and
(iv) A statement of changes in Members’ equity for such year;
setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail.
(b)          Monthly Financial Statements. The Board shall furnish to the Voting Members as soon as practicable after the end of each month (commencing with the month ending April 30, 2018) and in any event within 30 days after the end of each such month, (i) unaudited consolidated monthly financial statements for the Company, which shall include at least a balance sheet as of the end of such month and a statement of operations and statement of cash flows for such month, subject to the absence of footnotes thereto and a report thereon from the independent certified public accountants, and (ii) a written report from the Board discussing the financial condition and operations of the Company for such month.
(c)          Annual Budgets.  At least 30 days prior to the commencement of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2019), the President shall cause to be prepared and submitted to the Board the proposed budget (the “Annual Budget”) for the Company for such fiscal year, which budget shall set forth a good faith estimate of the projected revenues expected to be received by the Company during such fiscal year, and a statement of the costs and expenses proposed to be incurred, any debt service payments required or proposed to be made, any capital expenditures proposed to be made, any federal and state taxes expected to be paid, and other cash outlays proposed to be made in connection with the business activities of the Company during such fiscal year, in each case based on financial statements prepared in accordance with Section 10.3. All such estimates of projected revenues and statements of proposed expenditures shall be in reasonable detail and shall be allocated among the four fiscal quarters of the applicable fiscal year. The President shall cooperate with the Board in connection with its review of the proposed Annual Budget, and shall use its reasonable best efforts to cause the Annual Budget (as revised after review by the Board) to be approved pursuant to Section 2.4(b).  To the extent that the Annual Budget is not Approved by the Board prior to the commencement of the calendar year to which such budget is to relate, unless and until an Annual Budget is Approved by the Board, the Company shall be operated for that calendar year based on the Annual Budget for the prior calendar year, except that the amount budgeted for capital expenditures shall be zero.  The Annual Budget for the balance of fiscal year 2018 is attached hereto as Exhibit F.
(d)          Engineering Reports.  As soon as practicable after the beginning of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2019), but in no event later than February 28 of each fiscal year, the Company shall furnish to the Voting Members an engineering report prepared by the independent petroleum engineers of the Company, which report will set forth estimates of the remaining net oil and gas reserves of the Company as of January 1 of such fiscal year and future net revenues expected to be derived therefrom.
(e)          Activity Reports. As soon as practicable after the end of each calendar month, but in no event later than 30 days after the end of such month, the Company shall furnish to each of the Voting Members an activity report reflecting all activity related to the oil and gas operations of the Company during such calendar month.
(f)          Notice of Default. Promptly (but in any event within two business days) after the discovery or receipt of notice of any violation of Law or any default under any agreement to which the Company is a party that could reasonably be expected to have a material adverse effect on the Company, the Board shall furnish to each of the Voting Members a certificate of the Board specifying the nature and period of existence of such violation or default and what actions, if any, the Board has taken and proposes to take with respect thereto.
(g)          Other Information. With reasonable promptness, the Board shall cause the Company to furnish to each of the Voting Members such other information and financial data concerning the Company and its business, operations, assets, liabilities, financial condition and results of operations as any such Voting Member may reasonably request.
SECTION 10.4.          Fiscal Year. The fiscal year of the Company shall be the calendar year.
SECTION 10.5.          Independent Public Accounting Firm. The independent certified public accounting firm of the Company shall initially be Moss Adams LLP. Approval of the Board shall be required to discharge or remove the independent certified public accounting firm of the Company or to appoint a new independent certified public accounting firm after the resignation, discharge or removal of the firm previously serving in such capacity.
SECTION 10.6.          Engineering Firm. The independent engineering firm that will prepare reserve reports for the Company shall be determined and approved by the Board. The initial such independent engineering firm shall be Haas Petroleum Engineering Services, Inc. Approval of the Board shall be required to remove such engineering firm or to appoint a new engineering firm after the resignation or removal of the firm previously serving in such capacity.

ARTICLE XI
 DEFINITIONS
SECTION 11.1.          Definitions. Except as otherwise required by the context, the following terms shall have the following meanings:
“704(b) Net Income” and “704(b) Net Loss” means, the items of taxable income or loss of the Company, as the case may be, as determined for federal income tax purposes as of the close of each fiscal year or other relevant period, computed with the following adjustments:
(a)          Gain or loss from the disposition of any Company asset that has a Book Basis that differs from the asset’s adjusted tax basis will be computed based upon the Book Basis (rather than the adjusted tax basis) of such asset;
(b)          Tax-exempt income received by the Company will be included in gross income;
(c)          Expenditures described in Section 705(a)(2)(B) of the Code, or treated as expenditures under such section of the Code pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(i), will be treated as deductible expenses;
(d)          Any items of income, gain, loss, or deduction allocated pursuant to any provision of Section 5.2 will be excluded from the computation of 704(b) Net Income and 704(b) Net Loss;
(e)          For purposes of determining 704(b) Net Income and 704(b) Net Loss, the allocation of depletable basis in, depletion allowances with respect to, and taxable gain or loss from the sale, exchange or other disposition of, the Company’s depletable properties shall be determined based on Treasury Regulations § 1.704-1(b)(2)(iv)(k)(2). Therefore, 704(b) Net Income and 704(b)Net Loss shall be determined by taking into account Simulated Depletion and Simulated Gain or Loss, as determined and defined in the following sentence. For purposes of determining Simulated Depletion and Simulated Gain or Loss, (i) the Company shall determine its tax basis in its depletable properties (“Simulated Basis”) without regard to the special rules set forth in Section 613A(c)(7)(D) of the Code, (ii) the Company shall determine depletion allowances (“Simulated Depletion”) with respect to such depletable properties by using either the cost depletion method or the percentage depletion method (as determined by the Board on a property by property basis), (iii) the Company shall reduce the Simulated Basis of such depletable properties by the Simulated Depletion attributable to such depletable properties, and (iv) the Company shall compute gain or loss on a sale, exchange, or other disposition of such depletable properties by subtracting Simulated Basis from the amount realized by the Company upon such disposition (“Simulated Gain or Loss”);
(f)          In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such fiscal year or other period; and

(g)          Any increase or decrease to Book Basis resulting from a Revaluation Event or from the distribution of any Company asset to a Member shall be treated as an item income or loss, as applicable, and included in the computation of 704(b) Net Income or 704(b) Net Loss.
“Adjusted Capital Account” means, as of the end of each fiscal year or other relevant period, the balance in a Member’s Capital Account (i) increased by (A) any additional Capital Contributions the Member is obligated to make, or is treated as obligated to make pursuant to the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(c), (B) the amount of the Member’s share of any “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(b)(2)), and (C) the amount of the Member’s share of any “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations § 1.704-2(i)(2)), and (ii) decreased by any adjustments, allocations or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted and applied consistently with the provisions of Treasury Regulations § 1.704-1(b)(i)(ii)(d).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
 “Approval of the Board” means the vote, approval or consent, in accordance with Section 2.6 of a majority of the members of the Board, and the words “Approves” and “Approve”  and the phrase “Approved by the Board” have a correlative meaning.
“Approval of the Class B Members” means the written approval or consent of the Members holding a majority of the Class B Units, and the words “Approves” and “Approve”  and the phrase “Approved by the Class B Members” have a correlative meaning.
“ASC 410” means the Accounting Standards Codification No. 410 (Asset Retirement and Environmental Obligations), as issued by the Financial Accounting Standards Board, as amended.
“ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board, as amended.
“Available Cash” means the amount of cash on hand (including cash equivalents and temporary investments of Company cash) from time to time in excess of amounts required, in the sole determination of the Board, to pay or provide for payment of existing and projected obligations, capital expenditures and acquisitions, and to provide a reasonable reserve for working capital and contingencies.
“Award Agreement” means the written or electronic agreement by which a Grant shall be evidenced.
“Basis” means an amount equal to the Class B Members’ aggregate Capital Contributions.
“Book Basis” means, with respect to each Company asset, the adjusted basis of the asset for federal income tax purposes, except that (i) the initial Book Basis of an asset other than money contributed by a Member to the Company shall be the fair market value of the asset on the date of contribution, as agreed by the contributor and the Board, (ii) upon the occurrence of a Revaluation Event, the Book Basis of all Company assets (including intangibles) shall be adjusted to their respective fair market values on such date, as determined by the Board, (iii) the Book Basis of any Company asset distributed to any Member will be adjusted to equal the fair market value of such asset on the date of distribution as agreed by the Board and the recipient, (iv) the Book Basis of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code § 734(b) or Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m) and Section 5.2(h); provided, however, that Book Basis shall not be adjusted under this clause (iv) to the extent the Board determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv), and (v) if the Book Basis of any Company asset has been determined pursuant to the preceding subsections, the Book Basis of the asset shall thereafter be adjusted by Simulated Depletion or Book Depreciation in lieu of any depletion, depreciation, amortization or other cost recovery deductions otherwise allowable for federal income tax purposes.
“Book Depreciation” means, with respect to any depreciable or amortizable Company asset, an amount which bears the same ratio to the Book Basis of such asset as the amount of depreciation, amortization or other cost recovery deductions with respect to such asset, computed for federal income tax purposes, bears to the adjusted tax basis of such asset; provided, however, that, if the adjusted tax basis of the asset is zero, Book Depreciation shall be determined under any reasonable method selected by the Board, and; provided, further, if such asset is subject to adjustments under the remedial allocation method of Treasury Regulations § 1.704-3(d), Book Depreciation shall be determined under Treasury Regulation Section 1.704-3(d)(2).
“Capital Account” means the account established for each Member pursuant to Section 4.3
“Capital Contribution” means the amount of money and the initial Book Basis of any asset other than money (net of liabilities secured thereon) contributed by a Member or a Member’s predecessors in interest to the capital of the Company.
“Cause” has the meaning set forth in the applicable Class C-2 Member’s Award Agreement.
“CIC” means CIC RMX LP, a Delaware limited partnership.
“City” means the city of La Habra Heights, California.
“City Approval” means (i) the receipt by the Company of authorization from the City to develop, without any material restrictions (as determined by a majority of the Managers), the Company’s properties located within the City through receipt of a conditional use permit (or a substantially similar permit) under terms that do not materially increase the cost to, or impair the ability of, the Company to develop its reserves within the City or (ii) the receipt by the Company of a valid and enforceable agreement with the City (including, the city council and city planning commission of the City) which permits the Company to engage in continuous drilling activities without the imposition of any additional permitting requirements with respect to any sites within the City and without the imposition of any fees greater than $50,000 per well; provided, however, that if City Approval has not occurred by December 31, 2019, then City Approval shall not be deemed to have occurred for any purpose under this Agreement.
“Claims” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.
“Class A Member” means a Member owning Class A Units, as set forth in Exhibit A, in its capacity as such.
“Class A Unit” means a fractional part of the Interest of a Class A Member (in its capacity as such) and having the rights and obligations set forth herein.
“Class B Member” means a Member owning Class B Units, as set forth in Exhibit A, in its capacity as such.
“Class B Percentage Interest” means, as to each Class B Member, the quotient, expressed as a percentage, determined by dividing the number of Class B Units owned by such Member by the total number of all issued and outstanding Class B Units at the time of such calculation.
“Class B Unit” means a fractional part of the Interest of a Class B Member (in its capacity as such) and having the rights and obligations set forth herein.
“Class C Member” means a Member owning Class C-1 Units or Class C-2 Units, as set forth in Exhibit A, in its capacity as such.
“Class C Percentage Interest” means (a) 50% to the Class C-1 Members pro rata in accordance with their then existing Class C-1 Percentage Interests and (b) 50% to the Class C-2 Members pro rata in accordance with their then existing Class C-2 Percentage Interests.
“Class C Unit” means a Class C-1 Unit or a Class C-2 Unit.
“Class C-1 Member” means a Member owning Class C-1 Units, as set forth in Exhibit A, in its capacity as such.
“Class C-1 Percentage Interest” means, as to each Class C-1 Member, the quotient, expressed as a percentage, determined by dividing the number of Class C-1 Units owned by such Member by the total number of all issued and outstanding Class C-1 Units at the time of such calculation.
“Class C-1 Unit” means the non-voting Interest (or fractional part thereof, if there is more than one Class C-1 Member) of a Class C-1 Member (in its capacity as such) and having the rights and obligations set forth herein.
“Class C-2 Member” means a Member owning Class C-2 Units, as set forth in Exhibit A, in its capacity as such.

“Class C-2 Percentage Interest” means, as to each Class C-2 Member, the quotient, expressed as a percentage, determined by dividing the number of Class C-2 Units owned by such Member by the maximum amount of Class C-2 Units that are issuable as set forth in Section 3.7(e).
“Class C-2 Unit” means the non-voting Interest (or fractional part thereof, if a Class C-2 Member holds more than one class C-2 Unit) of a Class C-2 Member (in its capacity as such) and having the rights and obligations set forth herein.
“Code” means the Internal Revenue Code of 1986, as amended (including any corresponding provisions of succeeding law).
“Commodity Hedging Transaction” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction or other exchange or protection transaction relating to Hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.
“Confidential Information” means any proprietary or confidential information of or relating to the Company or, with respect to each Member, the other Members, including any business information, intellectual property, trade secrets or other information relating to the respective businesses, operations, assets or liabilities of the Company or the Members; provided, however, that “Confidential Information” shall not include any information that (i) is generally available to the public (other than through a breach by the party disclosing the same of its obligations under this Agreement) or (ii) is rightfully received from a third party if the information so received is not, to the knowledge of the recipient, subject to any duty or obligation of confidentiality or non-disclosure owing to the Company or the Members.
“Conflicting Activity” means any activity or investment on the part of the any Manager or Member or any of its or his respective Affiliates that (i) is or may reasonably be expected to be competitive with the business of the Company or materially adverse to, or materially conflict or compete with, any activity or investment of the Company, (ii) involves any material transaction between the Company on the one hand and such Manager or Member or any of its or his respective Affiliates on the other hand that is not expressly provided for in this Agreement or any JOA, (iii) with respect to the Managers, or any of their respective Affiliates, violates the contractual duties of the Manager to the Company or its Members, without the Approval of the Board.  Notwithstanding anything in this Agreement to the contrary, Conflicting Activities do not include the participation by any Royale Party in any activities conducted related to the Well Participation Agreement.
“Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.
“Covered Losses” means any and all losses, assessments, fines, penalties, administrative orders, obligations, judgments, amounts paid in settlement, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable court costs and attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.
“Covered Person” means (i) any Member, any Affiliate of a Member or any shareholder, partner, member, manager, director, officer, employee, representative or agent of a Member or any of its or his Affiliates, (ii) any Manager. (iii) the Partnership Representative or any Person acting under the authority of the Partnership Representative, and (iv) any officer of the Company, in each case to the extent any such Person is acting in such capacity in connection with the business of the Company.
“Distributions” means any amounts distributed pursuant to Section 5.4 or Section 7.3(d), whether from operations or a sale or other disposition of assets and whether prior to or in connection with a liquidation of the Company.
“Distribution Threshold” means an amount set forth in each Award Agreement with respect to a grant of Class C Units reflecting the Liquidation Value or such greater value with respect to a Class C Unit at the time of the grant of Class C Units.
“Early City Approval” means City Approval that occurs on or prior to August 31, 2018.
“EBITDAX” means, with respect to the Company and its subsidiaries on a consolidated basis as of any applicable date and for any applicable period of determination thereof, an amount determined in accordance with GAAP applied on a consistent basis equal to (a) Net Income (excluding any non-cash revenue or expense associated with Hedge Agreements resulting from ASC 815 and any non-cash charges attributable to the application of ASC 410) plus without duplication (b) the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) depletion; (v) amortization; (vi) extraordinary losses; (vii) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period of determination or any future period; and (viii) IDC and other exploration expenses deducted in determining Net Income under successful efforts accounting, minus without duplication (c) the sum of the following to the extent included in the calculation of Net Income: (i) income tax credits; (ii) extraordinary gains; (iii) gains on the sale of assets; and (iv) all non-recurring, non-cash items increasing Net Income.
“EBITDAX Requirement” means the Company’s EBITDAX at the end of a calendar month, as calculated for the immediately preceding twelve-month period, is greater than or equal to $4,000,000.
“Enhanced Basis” means an amount equal to the Basis multiplied by the Enhanced Basis Factor; provided, however, that in no event shall the Enhanced Basis be less than the Basis.
“Enhanced Basis Factor” means an amount equal to two (2) minus the Reduction Amount, as calculated at the end of each Quarter.
“Entity” means any partnership (whether general or limited), limited liability company, trust (including a common law trust, statutory trust, voting trust or any other form of trust),

estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, Governmental Authority or any other entity.
“Fair Market Value” means the proportionate share of the fair market value of the assets of the Company as determined in an arm’s length transaction between a willing buyer and willing seller, including without limitation the value of any contract and contract rights held by the Company or to which its assets are subject, in each case as of the date of determination, and which shall be subject to appropriate discounts for illiquidity and minority interests.  The Fair Market Value of a Member’s Membership Interest shall be determined by agreement of the holder of such Membership Interest and the Managers, with the Approval of the Board; provided, however, that if such parties do not reach agreement on the Fair Market Value thereof within thirty (30) days after either party first proposes to the other party in writing an amount that represents its calculation of the Fair Market Value of such Membership Interest, the Fair Market Value thereof shall be determined by an Independent Appraiser selected by the parties and engaged by the Company.  If no agreement can be reached on the selection of an Independent Appraiser, (i) each of the Company and such Member shall select an Independent Appraiser and those two Independent Appraisers will select a third Independent Appraiser, each of whom will complete an appraisal and (ii) the Fair Market Value shall be calculated by averaging the two appraisals that are closest in value.  The holder of the pertinent Membership Interest shall pay the expenses of its own Independent Appraiser and the Company shall pay the remainder of the expenses.
“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.
“General and Administrative Expenses” means all of the costs and expenses incurred, directly or indirectly, by the Company, or a Manager or officer on behalf of the Company, in connection with the administration of its business or the management and operation of its assets and properties (but excluding the physical operation of particular oil and gas assets properties and goods and services allocable thereto), including but not limited to: (i) labor costs, including salaries, wages, overtime pay, employment taxes, health insurance and other employee benefits, workers compensation insurance, vacation pay, bonuses, recruiting, training and safety expenses and other similar costs and expenses of personnel; (ii) travel and entertainment expenses, including travel, entertainment, advertising and promotions, dues and subscriptions, fees and permits and other similar costs and expenses; (iii) costs and expenses for contractors and professional services, including accounting system maintenance, information technology, banking expenses and other similar costs and expenses; (iv) occupancy costs and related operating expenses, including telephone, rent, office supplies, postage, office equipment, insurance costs and other similar costs and expenses; (v) costs of insurance; and (vi) all other general and administrative expenses as defined under GAAP.
“Governmental Authority” means any nation or government, any state, city, municipality or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Grant” means a grant of Class C-2 Units pursuant to Section 3.7.

“Hedging Agreement” or “Hedge Agreement” means any International Swap Dealers Association, Inc. Master Agreement, International Swaps and Derivatives Association, Inc. Master Agreement or other agreement and all schedules and exhibits attached thereto and incorporated therein that set forth the general terms upon which a Person may enter into one or more Hedging Transactions.
“Hedging Transaction” means a Commodity Hedging Transaction, a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, including natural gas liquids, and all other minerals and substances produced in conjunction with such substances, including, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.
“ICC” means Intangible Completion Costs, as defined in Section 263 of the Code.
“IDC” means Intangible Drilling and Development Costs, as defined in Section 263 of the Code (including, without limitation and for the avoidance of doubt, ICC).
“Indebtedness” means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes an accrued expense or trade payable arising in the ordinary course of business), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien, security interest or other encumbrance on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.
“Independent Appraiser” means a person with not less than 10 years’ experience, and who is recognized as an expert, in conducting appraisals of and rendering opinions with respect to the value of businesses and assets such as those owned by the Company and who is not an Affiliate of the Company or any Member and has not been engaged in a transaction with the Company or any Member within the preceding six months that are material to such Person.
“Initial Assets” means the oil and gas interests and other properties and assets to be acquired by the Company pursuant to the Contribution Agreement and the Sunny Frog Purchase Agreement.

“Interest” means a membership interest in the Company, including, but not limited to, (i) the right to allocations of net income and net loss of the Company, (ii) the right to receive distributions from the Company and (iii) the right, if any, to vote on matters submitted to a vote of the Members.
“JOA” means a joint operating agreement in which the Company or any direct or indirect subsidiary of the Company is a party.  Any JOA shall be drafted in substantially the same form attached hereto as Exhibit C.
“Late City Approval” means City Approval that occurs after June 30, 2018 and before January 1, 2020.
“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.
“Legacy” means LegacyTexas Bank, a Texas state bank, and its permitted successors and assigns.
“Legacy Credit Agreement” means that certain Credit Agreement dated on or about the date hereof by and between the Company, Legacy and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified.
“Liquidation Value” means, as of the date of determination and with respect to the relevant new Class C Units to be issued, the aggregate amount that would be distributed with respect to one Class C Unit pursuant to Section 5.4 if, immediately prior to the issuance of the relevant new Class C Units, the Company sold all of its assets for their fair market value, as Approved by the Board, and immediately liquidated, the Company’s debts and liabilities were satisfied and the proceeds of the liquidation were distributed pursuant to Section 5.4.
“Managers” means the managers of the Company appointed pursuant to Section 2.2 (with respect to the initial Managers upon execution of this Agreement) and Section 2.6.
“Matrix” means Matrix Oil Management Corporation, a California corporation.
“Matrix Operator” means Matrix Oil Corporation, a California corporation.
“Members” means any Person admitted as a member of the Company as of the date hereof or at any time hereafter in accordance with this Agreement (but such term does not include any Person who has ceased to be a member of the Company).
“MSA” means the Management Services Agreement attached hereto as Exhibit D, dated as of the date hereof, between the Company and Royale, pursuant to which Royale will provide certain administrative and other services to the Company in exchange for the payments specified in the MSA.

“Net Income” means, the Company’s and its subsidiaries, on a consolidated basis, net income (or loss) determined in accordance with GAAP applied on a consistent basis for the period in question (including any gains or losses recognized during such period on asset dispositions); provided that Net Income shall exclude any income (or loss) for such period of any other Person if such other Person is not a subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a subsidiary, such subsidiary is not precluded from further distributing such amount to the Company as described in this proviso).
“Net Monthly Cash Flow” means, for any calendar month, the Company’s (a) Net Income (excluding any non-cash revenue or expense associated with Hedging Agreements resulting from ASC 815), plus (b) the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) depletion; (v) amortization; (vi) other non-recurring expenses reducing such Net Income which do not represent a cash item in such month or any future period, and (vii) IDC, including ICC, and other exploration expenses deducted in determining Net Income under successful efforts accounting, minus (c) the sum of the following to the extent included in the calculation of Net Income: (i) income tax credits; and (ii) all non-recurring, non-cash items increasing Net Income.
“Parent” means Royale Energy, Inc. (f/k/a Royale Energy Holdings, Inc.), a Delaware corporation.
“Percentage Interest” means, as to each Member, the quotient, expressed as a percentage, determined by dividing the number of Voting Units owned by such Member by the total number of all issued and outstanding Voting Units at the time of such calculation.  For the avoidance of doubt, each Class C Member’s (in its capacity as such) Percentage Interest shall at all times be zero.
“Person” means a natural person or Entity.
“Preferred Dual Return” means an amount equal to the sum of, (i) beginning on the date hereof and ending at 11:59 p.m. local time on the date that City Approval occurs, a cumulative, Quarterly compounding return of three percent (3%) per Quarter on the weighted average daily outstanding amount of the Unpaid Enhanced Basis, plus (ii) beginning on the date immediately following the date City Approval occurs, a cumulative, Quarterly compounding return of three percent (3%) per Quarter on the weighted average daily outstanding amount of the Unpaid Basis.
“Preferred Enhanced Return” means an amount equal to a cumulative, Quarterly compounding return of three percent (3%) per Quarter on the weighted average daily outstanding amount of the Unpaid Enhanced Basis.
“Preferred Return” means an amount equal to a cumulative, Quarterly compounding return of three percent (3%) per Quarter on the weighted average daily outstanding amount of the Unpaid Basis.

“Proceeding” means any investigation, action, suit, arbitration or other legal proceeding, whether civil or criminal.
“Quarter” and “Quarterly” means, unless otherwise specified, a three-month period ending March 31, June 30, September 30, or December 31 of each year.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Company or its subsidiaries which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, but excluding Commodity Hedging Transactions.
“Recipient” shall mean the recipient of Class C-2 Units pursuant to a Grant.
“Records” means all books, records and other documentation, both written and electronic, customarily used to conduct an oil and gas exploration and development business.
“Reduction Amount” means, as calculated at the end of each Quarter through December 31, 2019, an amount calculated by (i) first, dividing the sum of the Working Interests held by the Company in each of the Replacement Wells by eight (8) (the “Preliminary Reduction Number”), (ii) second, rounding the Preliminary Reduction Number to the nearest whole number (the “Rounded Reduction Number”) and (iii) third, multiplying the Rounded Reduction Number by 0.25.  From and after December 31, 2019, the Reduction Amount shall remain as calculated as of December 31, 2019.  Upon notice from the Members holding a majority of the then outstanding Class B Units stating that such Members dispute the Reduction Amount calculation or the determination of the Replacement Wells used in such calculation, the Company shall, if requested by such Members, retain either Haas Petroleum Engineering Services, Inc. or Netherland Sewall & Associates to conduct an independent review of the reserve calculation related to the determination of the Replacement Wells, and the results of such report shall be used to determine the Reduction Amount.
“Replacement Well” means any well drilled, deepened or recompleted after the date hereof in the Sansinena Field on any drill site other than site 9 that, prior to December 31, 2019, is determined by Haas Engineering Services to contain incremental estimated ultimate recoverable reserves of greater than 220,000 barrels of oil.
“Revaluation Event” means, except as otherwise Approved by the Board, (i) the acquisition of an additional Interest (other than upon the initial formation of the Company) by any new or existing Member in exchange for more than a de minimis Capital Contribution or as consideration for the performance of services on behalf of the Company; (ii) the Distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an Interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; and (iv) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g); provided, however, that upon the reasonable determination of the Board, an event described in (i) or (ii) of this definition shall not constitute a Revaluation Event if an adjustment would not be necessary to reflect the relative economic interests of the Members in the Company.
“Rev. Proc. 93-27” means Revenue Procedure 93-27, 1993-2 C.B. 343.
“Rev. Proc. 2001-43” means Revenue Procedure 2001-43, 2001-2 C.B. 191.
“Royale” means Royale Energy Funds, Inc. (f/k/a Royale Energy, Inc.), a California corporation.
 “Sansinena Field” means that portion of DOGGR designated Sansinena Field, as follows:
▪	Township 2 South; Range 10 West; Portions of Sections 20, 21, 27, 28, 29, 30, 31, 32, 33 & 34 SBB&M, and
▪	Township 2 South; Range 11 West; Portions of Section 36 SBB&M.
“Securities Act” means the Securities Act of 1933, as amended.
“Simulated Basis” has the meaning set forth in clause (e) of the definition of “704(b) Net Income” and “704(b) Net Loss.”
“Simulated Depletion” has the meaning set forth in clause (e) of the definition of “704(b) Net Income” and “704(b) Net Loss.”
“Simulated Gain or Loss” has the meaning set forth in clause (e) of the definition of “704(b) Net Income” and “704(b) Net Loss.”
“Subscription Agreement” means the Subscription and Contribution Agreement attached hereto as Exhibit B, dated as of the date hereof, among CIC, Parent, Royale and the Company, pursuant to which the Initial Assets are being contributed to the Company.
“Sunny Frog Assignment” means the assignment and assumption agreement and all other agreements, certificates, instruments and documents evidencing the assignment of the Sunny Frog Purchase Agreement from Royale to the Company.
“Sunny Frog Purchase Agreement” means that certain Purchase and Sale Agreement entered into effective as of November 27, 2017 between Sunny Frog Oil LLC, a Delaware limited liability company, and Royale, which is to be assigned to the Company from Royale pursuant to the Sunny Frog Assignment.
“TBOC” means the Texas Business Organizations Code, as the same may be amended from time to time, or any successor statute thereto.

“Third-Party Purchaser” means a counterparty of the Company or the Members in a Sale Transaction.
“Transaction Agreements” means any JOA, the MSA, the Subscription Agreement, the Sunny Frog Assignment, the Sunny Frog Purchase Agreement (as assigned to the Company from Royale) and the Legacy Credit Agreement.
“Transfer” as to any Unit or Interest, means to sell, or in any other way directly or indirectly transfer, assign, distribute, encumber, pledge, mortgage, or otherwise dispose of, either voluntarily or involuntarily; and “Transferred” means the condition of a Transfer having occurred.
“Treasury Regulations” means temporary and final regulations promulgated under the Code by the United States Department of the Treasury, as amended (including any corresponding provisions of succeeding regulations).
“Units” means an undivided portion of any Interests or economic interests in the Company, as applicable, issued by the Company pursuant to this Agreement, including the Class A Units, the Class B Units and the Class C Units.
“Unpaid Basis” means, as of any date, an amount equal to the excess (if any) of (i) the Basis as of such date, less (ii) the aggregate amount of Distributions made by the Company as of such date to the Class B Members pursuant to Section 5.4(a)(ii), Section 5.4(b)(ii) or Section 5.4(c)(ii), as applicable.
“Unpaid Enhanced Basis” means, as of any date, an amount equal to the excess (if any) of (i) the Enhanced Basis as of such date, less (ii) the aggregate amount of Distributions made by the Company as of such date to the Class B Members pursuant to Section 5.4(a)(ii) and Section 5.4(a)(iii).
“Unpaid Preferred Dual Return” means, as of any date, an amount equal to the excess (if any) of (i) the aggregate, accumulated Preferred Dual Return as of such date, less (ii) the aggregate amount of Distributions made by the Company as of such date to the Class B Members pursuant to Section 5.4(c)(i).
“Unpaid Preferred Enhanced Return” means, as of any date, an amount equal to the excess (if any) of (i) the aggregate, accumulated Preferred Enhanced Return as of such date, less (ii) the aggregate amount of Distributions made by the Company as of such date to the Class B Members pursuant to Section 5.4(a)(i).
“Unpaid Preferred Return” means, as of any date, an amount equal to the excess (if any) of (i) the aggregate, accumulated Preferred Return as of such date, less (ii) the aggregate amount of Distributions made by the Company as of such date to the Class B Members pursuant to Section 5.4(b)(i).
“Voting Members” means the Class A Members and the Class B Members.
“Voting Units” means the Class A Units and the Class B Units.

“Working Interest” means the percentage interest (expressed as a number between 0 and 1, inclusive, when used in calculating the Reduction Amount) in the full and entire fee and leasehold estate in any property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties, production payments and/or other burdens against production insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.
SECTION 11.2.          Other Defined Terms. Each of the terms below is defined in the provision of this Agreement identified opposite such term in the following table:
Term	Provision
Agreement	Preamble
Annual Budget	Section 10.3(c)
Board	Section 2.6(a)
Board Designee	Section 2.6(f)
Certificate of Formation	Section 1.1
Class A Designees	Section 2.6(e)
Class B Designees	Section 2.6(d)
Company	Preamble
Designating Party	Section 2.6(f)
Drag-Along Asset Sale	Section 6.2(a)
Drag-Along Interest Sale	Section 6.2(a)
Exclusivity Provisions	Section 3.3(d)
Imputed Tax Rate	Section 5.5
Initial Capital Contributions	Section 4.2(a)
New Acquisition Opportunity	Section 3.3(a)
Operator	Section 2.7
Partnership Representative	Section 9.4(a)
Sale Notice	Section 6.2(b)
Sale Transaction	Section 6.2(a)
Target Cumulative Distribution Amount	Section 5.4
Target Capital Account Amount	Section 5.1
Tax Distribution	Section 5.5
Transaction Expenses	Section 12.3

SECTION 11.3.          Construction. When required by the context, the gender of words in this Agreement includes the masculine, feminine and neuter genders, and the singular includes the plural (and vice versa). Unless otherwise specified, references in this Agreement to (a) Articles and Sections are to Articles and Sections of this Agreement, (b) Schedules, Exhibits or Annexes are to those attached hereto, each of which is incorporated herein and made a part hereof for all purposes, (c) Article and Section headings are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, extend or otherwise affect the interpretation of this Agreement, (d) the terms “herein,” “hereof,” “hereinafter” or similar derivations are to this Agreement as a whole and not to any particular Article or Section, and (e) the terms “include,” “including” or similar derivations are without limitation.
ARTICLE XII
 MISCELLANEOUS
SECTION 12.1.          Notices. All notices and other communications under this Agreement or in connection herewith shall be in writing and shall be given by delivery in person or by overnight courier, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission or electronic mail transmission to the parties at the respective addresses set forth in Exhibit A (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 12.1). All notices and other communications that are addressed as provided in or pursuant to this Section 12.1 shall be deemed duly and validly given (a) if delivered in person or by overnight courier, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by facsimile or electronic mail transmission, upon transmission thereof and receipt of the appropriate answerback.
SECTION 12.2.          Confidentiality.
(a)          Each party hereto acknowledges the proprietary and confidential nature of the Confidential Information, and agrees that it shall preserve the confidentiality of the Confidential Information and shall not use, publish, disseminate, distribute or otherwise disclose all or any portion thereof without the prior written Approval of the Board; provided, that Parent may make public disclosures of information necessary to fulfill its reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934.
(b)          In the event that a party hereto receives either a request to disclose any Confidential Information under the terms of a subpoena or order issued by a court or other Governmental Authority of competent jurisdiction or advice of legal counsel that disclosure is required under applicable Law, such party agrees that, prior to disclosing any Confidential Information, such party shall (i) immediately notify the Board of the existence and terms of, and the circumstances attendant to, such request or advice, (ii) consult with the Board as to the advisability of taking legally available steps to resist or narrow any such request or to otherwise eliminate the need for such disclosure and (iii) if disclosure is required, use its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information as is required to be disclosed. The party receiving any such request, subpoena or order shall keep the Board informed regarding any actions taken by it as contemplated by this paragraph (b).
(c)          Notwithstanding the above, a Member or a Manager may disclose Confidential Information (x) to the extent the disclosure is necessary as a result of the due and proper performance of its duties to the Company pursuant to this Agreement, (y) to the extent necessary to enforce rights hereunder (provided, however, that the Member seeking to enforce its rights shall take commercially reasonable steps to preserve the confidential nature of the Confidential Information and to limit the harm to the Company or the other Members from the disclosure thereof) or (z) in the case of CIC, in connection with disclosures of a general nature regarding general financial information, return on investment and similar information, including in connection with communications to direct and indirect beneficial owners of interests in CIC and general marketing efforts. The agreements contained in this Section 12.2 shall survive the removal or resignation of any Manager, the withdrawal of any Member and the termination of the Company.
SECTION 12.3.          Transaction Expenses. Parent shall be responsible for the payment of all fees and expenses incurred by CIC since August 14, 2017 in connection with the negotiation and preparation of this Agreement and all other agreements and documents ancillary thereto (including, without limitation, the Transaction Agreements) and the transactions contemplated hereby and thereby (“Transaction Expenses”), provided such expenses do not exceed $400,000 in total. Transaction Expenses shall include, without limitation, all fees, costs, and expenses of legal counsel, accountants and all other third party consultants and advisors engaged by each such Member to assist with the due diligence reviews conducted by them or the negotiation or preparation of this Agreement and all direct out-of-pocket expenses for travel and similar matters.  Promptly after the date hereof, Parent shall pay all Transaction Expenses or, if necessary, reimburse the Members for any Transaction Expenses paid by them prior to the date hereof.
SECTION 12.4.          Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof. All Exhibits and Schedules hereto are expressly made a part of this Agreement.
SECTION 12.5.          Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act or omission of any Person or to declare any Person in breach or default with respect to an obligation, irrespective of how long that failure continues, shall not be construed as a waiver of the breach or default until the applicable statute of limitations has run. No waiver of any obligation under this Agreement or the TBOC shall be effective unless in writing signed by or on behalf of the Person or Persons to whom the obligation is owed.
SECTION 12.6.          Amendment. Except as otherwise expressly provided herein, any amendment to this Agreement shall become effective only upon the execution of a written instrument approving such amendment by Members who own Units representing a majority of Voting Units; provided, however, that, except as expressly permitted herein, including pursuant to Section 5.3 or pursuant to an issuance or Transfer of Units, any amendment to this Agreement shall be effective with respect to a Member whose Percentage Interest or right to vote under this Agreement or the TBOC, if any, are reduced as a result of such amendment only with the written consent of such Member.

SECTION 12.7.          Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without regard to any principles of conflicts of law that would result in the application of the Laws of any other jurisdiction.
SECTION 12.8.          Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other Person under or by reason of this Agreement). It is expressly understood and agreed that any attempted or purported assignment by any party of this Agreement in violation of the provisions of this Section 12.8 shall be null and void.
SECTION 12.9.          Benefit of Agreement. Nothing in this Agreement expressed or implied, shall be construed to give to any creditor of the Company or of any Member any legal or equitable right, remedy or Claim under or in respect of this Agreement.
SECTION 12.10.          Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member agrees to execute and deliver any additional documents and instruments and to perform any additional acts necessary or appropriate to effectuate the provisions of this Agreement and those transactions.
SECTION 12.11.          Severability. In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
SECTION 12.12.          Rules of Construction. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
SECTION 12.13.          Counterparts. This Agreement may be executed in any number of counterparts or counterpart signature pages, each of which shall constitute an original and all of which shall constitute one and the same instrument.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
THE COMPANY:

RMX RESOURCES, LLC

By:_________________________
 Name:_______________________
Title:________________________

MEMBERS:

 CIC RMX LP

By:  CIC IV GP LLC,
         Its General Partner

By:_______________________
    Name:_____________________
Title:  Manager

ROYALE ENERGY, INC.

By:_________________________
 Name:_______________________
Title:________________________

[Signature Page to Limited Liability Company Agreement]

MANAGERS:

 _______________________
Marshall Payne

 _______________________
Chris Cowan

 _______________________
Bayard Friedman

 _______________________
Jonathan Gregory

 _______________________
Johnny Jordan

[Signature Page to Limited Liability Company Agreement]

EXHIBIT A

LIMITED LIABILITY COMPANY AGREEMENT
OF
RMX RESOURCES, LLC

This Exhibit is dated as of April 3, 2018
					Units
Members and Addresses	Initial Capital Contribution	Number of Class A Units on First Closing Date	Number of Class A Units on Second Closing Date	Number of Class B Units on First Closing Date	Number of Class B Units on Second Closing Date	Number of Class C-1 Units on Second Closing Date	Number of Class C-2 Units on Second Closing Date
CIC RMX LP 3879 Maple Avenue Suite 400 Dallas, Texas 75219 Attention: Chris Cowan	$25,000,000	0		48	32	0	0
Royale Energy, Inc. 1870 Cordell Ct. Suite 210 El Cajon, California 92020 Attention: Chairman	$6,250,000	1	19	0	0	1,000	0
Management 127 Roy Street Houston, Texas 77007	$0	0	0	0	0		1,000
Total	$31,250,000	1	19	48	32	1,000	1,000

The First Closing Date and the Second Closing Date shall have the meanings set forth in the  Subscription Agreement. The Units to be issued on the First Closing Date are referred to in the Subscription Agreement as the First Closing securities and the Units to be issued on the Second Closing Date are referred to in the Subscription Agreement as the Second Closing Securities.

A-1